Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53008


PROSPECTUS

                                16,952,683 Shares

                                [GRAPHIC OMITTED]

                                  COMMON STOCK

                             ----------------------

     This prospectus covers 16,952,683 shares of SoftQuad Software, Ltd.'s common stock, which the selling stockholders listed in this prospectus under "Principal and Selling Stockholders" (or their successors-in-interest) may offer and sell from time to time. Of these shares, 7,773,025 currently are owned by selling stockholders, 3,036,710 are issuable upon exchange of exchangeable shares owned by selling stockholders, 3,062,532 are issuable upon conversion of preferred stock owned by selling stockholders and 3,080,416 are issuable upon exercise of warrants that currently are owned by selling stockholders. We issued the common stock and other securities currently owned by the selling stockholders in private placements during December 1999, February, April and June 2000. In connection with the private placements, we agreed with the initial purchasers that we would file a registration statement covering the shares of common stock issued to them or issuable upon the conversion or exercise of derivative securities issued to them.

     The selling stockholders may sell their shares, directly or through broker-dealers or underwriters, in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately negotiated transactions or otherwise. Sales may be made at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders should deliver a copy of this prospectus when they offer and sell their shares.

     The selling stockholders will receive all of the net proceeds from sales of their shares and will pay all brokerage commissions and similar selling expenses, if any. We will not receive any proceeds from sales of the shares by the selling stockholders. We will be responsible for paying all other expenses relating to the registration of the shares.

     Our common stock currently is quoted on the OTC Bulletin Board under the symbol "SXML." The last reported bid price of our common stock on the OTC Bulletin Board on February 5, 2002 was $0.70.

     ON  AUGUST  7,  2001  WE  ENTERED  INTO  A  MERGER   AGREEMENT  WITH  COREL
CORPORATION, THE TERMS OF WHICH ARE DESCRIBED UNDER "PROPOSED MERGER WITH COREL CORPORATION" ON PAGE 15.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this prospectus is February 12, 2002

                                TABLE OF CONTENTS

Prospectus Summary.............................................................2

Our Business...................................................................2

Summary Financial Data.........................................................3

Risk Factors...................................................................4

Special Information About Forward-Looking Statements..........................12

Use of Proceeds...............................................................13

Price Range of Common Stock...................................................13

Dividend Policy...............................................................13

Proposed Merger With Corel Corporation........................................14

Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................14

Business .....................................................................23

Management....................................................................36

Principal Stockholders........................................................44

Selling Stockholders..........................................................45

Plan of Distribution..........................................................50

Certain Relationships and Related Transactions................................52

Description of Capital Stock..................................................53

Delaware Business Combination Provisions......................................55

Indemnification of Directors and Limitation of Liability......................56

Where You Can Find More Information...........................................58

Transfer Agent and Registrar..................................................58

Legal Matters.................................................................58

Experts.......................................................................58

Consolidated Financial Statements of SoftQuad Software, Ltd..................F-1


                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.


                            ------------------------

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information, including our financial statements and the notes to our financial statements contained in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully. In this prospectus, "SoftQuad," "we," "us" and "our" refer to the business that is owned and conducted by SoftQuad Software, Ltd. and its subsidiaries and that was previously owned and conducted by their predecessors and not to the selling stockholders.

                                  OUR BUSINESS

     SoftQuad is a leading developer of software products for the creation and management of content in XML ("eXtensible Markup Language"). XMLis a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for business-to-business ("B2B") e-commerce. .

     Our XMetaL product is an advanced, yet easy-to-use, XML content creation solution. XMetaL allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Since its release in May 1999, XMetaL has received enthusiastic reviews and awards from the media and has been sold to over 2,000 customers in a wide range of industries. Our customers include leading companies such as Canadian House of Common, Cisco, Congressional Quarterly, Continental Airlines, GE Medical Systems, the Maryland General Assembly, Microsoft, RTIS-G Reed Technology and Information Services, Tufts University, USAToday.com, the United States House of Representatives, Ford Motor Company, European Space Agency, BMW L'Equipe, KBC Bank and Insurance, Butterworth-Heinemann, Philips, Business Europe, ALSTOM and Thomas Cook. In addition, we have formed strategic alliances with leading software companies that offer complementary products, such as Documentum, Interwoven, and Software AG, to develop comprehensive XML content management solutions integrating XMetaL.

     Our MarketAgility product is an XML-based content management solution for e-commerce. MarketAgility gives e-commerce suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. MarketAgility allows suppliers to quickly gather product information from wherever it resides within their enterprises, whether in content management systems, electronic resource planning systems, enterprise databases or Microsoft Word or Excel files. After any non-XML information is converted into XML, Market Agility delivers this information to e-markets in a format that is fully customized for different e-markets in their specific dialect of XML. MarketAgility also allows suppliers to maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels. While we released MarketAgility on September 25, 2000, the e-commerce market is suffering a lack of demand and sales have not yet materialized.

     Our HoTMetaL product is an HTML("Hyper Text Markup Language")based Web page creation and management tool which gives developers the advanced capabilities and productivity tools needed to create Web sites. As we focus our efforts on providing solutions to the e-commerce industry, we are transitioning our business away from HoTMetaL and towards our XML products.

STATISTICAL DATA

     This prospectus includes statistical data about the Internet industry that comes from information published by sources such as International Data Corporation, also known as IDC, and Forrester Research, which are providers of market and strategic information for the Internet industry. Although we believe that data from these companies is generally reliable, this type of data is inherently imprecise. We caution you not to place undue reliance on this data.

DOLLAR AND SHARE AMOUNTS

     All dollar amounts included in this prospectus are expressed in U.S. dollars. All share and per share amounts have been adjusted to give effect to the five-for-one common stock split that occurred on July 28, 1999.

NAMES

     The names SoftQuad(R), XMetaL(R), HoTMetaL(R) and MarketAgility(TM) are trademarks that belong to us. See "Business--Proprietary Rights and Licensing." This prospectus also contains other names that belong to their respective owners.

OUR PRINCIPAL EXECUTIVE OFFICES

     We maintain our principal executive offices at 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada. Our telephone number is (416) 544-9000. Our Web site is located at www.softquad.com. Information contained on our Web site does not constitute part of this prospectus.


                             SUMMARY FINANCIAL DATA

     This summary financial data is derived from our financial statements for the fiscal years ended September 30, 2001, 2000 and 1999 which are included elsewhere herein. You should read the following summary financial data in conjunction with the financial statements and notes to those statements.

                                                                              Years Ended
                                                                             September 30,
                                          -----------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS                   2001                         2000                       1999
-----------------------------------------------------------------------------------------------------------------
                                                   (in thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------------------
Revenues                                    $5,647                        $4,286                  $3,291
-----------------------------------------------------------------------------------------------------------------
Loss from Operations                       (13,797)                       (7,138)                 (1,560)
-----------------------------------------------------------------------------------------------------------------
Net Loss                                   (15,232)                       (6,717)                 (1,628)
-----------------------------------------------------------------------------------------------------------------
Basic and Diluted Loss per Share            $(1.09)                       $(0.60)                 $(0.37)
-----------------------------------------------------------------------------------------------------------------


                                                    At September 30,                   At September 30,
----------------------------------------------------------------------------------------------------------------
BALANCE SHEET                                             2001                               2000
----------------------------------------------------------------------------------------------------------------
                                                                      ( in thousands)
----------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                                 $2,261                             $16,306
----------------------------------------------------------------------------------------------------------------
Working Capital                                            1,528                              14,937
----------------------------------------------------------------------------------------------------------------
Total Assets                                               8,889                              19,048
----------------------------------------------------------------------------------------------------------------
Total Liabilities and Deferred Revenue                     2,516                               3,070
----------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                       6,373                              15,978
----------------------------------------------------------------------------------------------------------------


                                  RISK FACTORS

     You should carefully consider the following risks before investing in shares of our common stock. The risks described below are not the only ones that we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

     The Risk Factors related to SoftQuad's merger with Corel and future capital requirements and SoftQuad's stock may not apply to the former holders of SoftQuad stock who hold Corel stock if and after the proposed merger with Corel is consummated. There may be additional risk factors that are applicable to Corel stockholders that are contained in the filings Corel has made or will make with the Securities and Exchange Commission.

RISKS RELATED TO OUR BUSINESS

     WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We have determined that we will not have sufficient cash and cash equivalents to meet its working capital requirements for the first calendar quarter of 2002, as our revenue projections continue to decrease due to recent economic conditions, and as certain expenses increase due to the costs associated with negotiating and completing the planned merger with Corel. These matters raise substantial doubt about our ability to continue as a going concern. We believe that entering into the strategic merger with Corel, in light of the increasingly difficult environment in the public and private markets for raising financing, is the best alternative available currently to us. If the merger close is delayed or the merger fails to close, additional funds will be required to support our working capital requirements or for other purposes. The terms of the Merger Agreement permits us to effect additional financing through the issuance of equity or debt, provided that (i) we have not exceeded our operating budget by more than 10% and (ii) Corel has a right of first refusal over any financing requirements. If Corel waives this right, we may seek to raise such additional funds through public or private equity or debt financings or from other sources. There can be no assurance that additional financing will be available at all, or if available will be on terms favorable to us, or that any additional financing will not be dilutive. New equity securities may also have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our net loss, revenue growth and cash position.

     WE HAVE INCURRED AND EXPECT TO CONTINUE TO INCUR LOSSES

     We have not achieved profitability and we expect to incur net losses for at least the next several quarters. To date, we have funded our operations primarily from the sale of equity and debt securities and borrowings. We incurred losses of $3.0 million, $6.7 million and $15.2 million for the years ended September 30, 1999, 2000 and 2001. As of September 30, 2001, our losses have resulted in an accumulated deficit of $25.0 million. We plan to maintain our operating expenses at their current levels or, in some areas, at reduced levels due to headcount reductions implemented during the year. We will need to generate significant revenues to achieve and maintain profitability. We have determined that we will not have sufficient cash and cash equivalents to meet our working capital requirements over the next two months, as our revenue projections continue to decrease due to recent economic conditions and certain expenses increase due to costs associated with negotiating and completing the planned merger with Corel. Our independent auditors have issued an opinion in which the independent auditors have referred to the substantial doubt as to our ability to continue as a going concern which is noted in our financial statements. If our revenues do not increase quarter over quarter, our net losses in a given quarter may be even greater than expected. We cannot be certain that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability in the future.

     FAILURE TO COMPLETE OUR MERGER WITH COREL COULD ADVERSELY AFFECT OUR BUSINESS AND CASH POSITION

     The completion of our merger with Corel is subject to numerous conditions. Even if a majority in interest of holders of our common stock, preferred stock and exchangeable shares in SoftQuad Acquisition Corp., a SoftQuad subsidiary, vote to approve the merger, we cannot guarantee that the merger with Corel will be completed. If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

          o Potential customers may defer purchases of our products or services;

          o Potential partners may refrain from entering into agreements with us;

          o We may, under some circumstances, be required to pay Corel's expenses related to the merger and pay to Corel a substantial termination fee;

          o    Employee turnover may increase; and,

          o We will require additional capital, which may not be available on attractive terms or at all.

     The occurrence of these factors could result in serious harm to our business and financial condition.

     IF THE MERGER WITH COREL IS TERMINATED UNDER A NUMBER OF CIRCUMSTANCES, WE WOULD INCUR SUBSTANTIAL COSTS

     In the event the merger with Corel is terminated by us or by Corel under a number of specified circumstances, we would be obligated to pay Corel a termination fee of $1,500,000. In addition, we also would be required to pay to Corel all of Corel's accounting, legal, investment and other out-of-pocket expenses incurred by Corel with respect to the merger. The requirement to pay the foregoing significant amounts could result in our not having adequate capital resources to continue with our business plan.

     THE TERMS OF COREL'S BRIDGE LOAN TO SOFTQUAD MAY ADVERSELY AFFECT SOFTQUAD

     In connection with a binding letter agreement entered into by Corel and SoftQuad on January 31, 2002 with respect to the bridge loan, Corel may extend up to $2 million secured bridge loan financing to SoftQuad. The letter agreement contemplates that the bridge loan facility would become due on the earlier of the effective time of the merger or April 30, 2002 and may become due earlier if, for example and among other things, the merger agreement is terminated by either party or if SoftQuad suffers a material adverse effect. SoftQuad does not currently have enough cash to repay the bridge loan. Failure to repay the bridge loan when due may result in exercise of creditor remedies against SoftQuad.

     THE SUBSTANTIAL EXPENSES ASSOCIATED WITH THE MERGER WITH COREL COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     We will incur substantial costs in connection with the merger with Corel. These costs will primarily relate to the costs associated with the fees of attorneys, accountants and our financial advisors. If the merger with Corel is not completed, we will have incurred significant costs for which we have received no benefit. The requirement to pay the foregoing expenses could result in our not having adequate capital resources to continue with our business plan.

     WE CANNOT ASSURE YOU THAT THE MARKET WILL ACCEPT OUR XMETAL PRODUCT

     We are focusing our business plan on our XMetaL product and related services and are therefore relying on the market success of this product to propel our growth in the near and medium term. (For a description of XMetaL see "Business--Products.") Although we have been able to secure initial sales of our XMetaL product, we cannot assure you that existing customers will deploy XMetaL in larger numbers (which will require a significant commitment and investment of resources by these customers) or that XMetaL will be adopted by new customers or secure widespread market acceptance. The failure of XMetaL to achieve meaningful market acceptance could have a material adverse effect on our ability to generate sufficient revenues to meet our expenses and on our cash position.

     RELIANCE ON TECHNOLOGY PARTNERS MAY AFFECT SALES BECAUSE WE LACK CONTROL OVER THESE PARTNERS

     We rely on technology partners to support our selling efforts. Some of these partners must have the expertise required to work with XML. Because XML is a relatively new technology, expertise is not widespread. If these partners fail to develop or do not acquire appropriate XML expertise or otherwise fail to adequately support our products, our ability to generate sufficient revenues to meet expenses and our cash position could be materially adversely affected.

     IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN XML CONTENT CREATION TECHNOLOGY OR A SUPERIOR OR MORE WIDELY ACCEPTED TECHNOLOGY IS DEVELOPED, OUR EXISTING PRODUCTS COULD BECOME OBSOLETE

     The market for our products is marked by rapid technological change, frequent product introductions and Internet-related technology enhancements, uncertain product life cycles, dynamic changes in client demands and constantly evolving industry standards. We cannot be certain that we will successfully develop and market new products or new product enhancements that respond to technological change, evolving industry standards or client requirements. Competing products based on new technologies or new industry standards could render our existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis. E-commerce technology, particularly XML content creation technology, is complex, and new products and product enhancements can require long development and testing periods. If we do not develop and release enhanced or new products on a timely basis, our expenses and cash position could be materially adversely affected.

     WE FACE INTENSE COMPETITION

     The Internet content creation and e-market infrastructure software market is intensely competitive. Our clients' requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future.

     Our principal competitors offering alternatives to XMetaL include Adobe, Arbortext, Excosoft and Stilo. The market for supply-side e-market infrastructure software, which MarketAgility targets, currently is fragmented, but we anticipate strong competition to develop from new entrants as well as existing software companies. HoTMetaL, faces strong competition from products such as Microsoft's FrontPage, Macromedia's Dreamweaver and Adobe's GoLive. Most of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors (which may develop products with features similar to XMetaL), such as Adobe, Macromedia and Microsoft, may bundle or price their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There are no significant barriers to entering the markets that XMetaL serves.

     Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with current or future competitors. If we fail to compete successfully against current or future competitors, our growth could be materially adversely affected.

     OUR OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT

     We began operations in 1986. However, from 1992 to 1998, we operated as part of NewKidCo. In addition, we have transitioned our operations from supporting HoTMetaL to supporting XMetaL and related services. As a result, it is difficult for us to forecast operating expenses based on historical results. Accordingly, we base our anticipated expenses in part on projected future revenues. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than our projections. If revenues do not meet our projections, our operating income, net income and cash position could be materially adversely affected and net losses in any period would be even greater than expected.

     WE EXPECT OUR QUARTERLY REVENUE AND OPERATING RESULTS TO FLUCTUATE

     Our revenue and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     o    varying demand for our products and services;

     o seasonal fluctuations, including those resulting from the introduction of new versions of our products or new products, our clients' calendar year budgeting cycles and slow summer purchasing patterns in Europe;

     o    unexpected delays in introducing new products and services;

     o    length of the sales cycle;

     o    customer budget constraints;

     o increased expenses, whether related to sales and marketing, product development or administration;

     o changes in the rapidly evolving market for XML content creation technology and e-market infrastructure software;

     o the mix of product license and services revenue, as well as the mix of products licensed;

     o the mix of services provided and whether these services are provided by staff or third party contractors; and

     o    the mix of domestic and international sales; and

     o    economic conditions.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are, and will continue for the foreseeable future to be, not necessarily meaningful, and such comparisons may not be accurate indicators of our future performance. The operating results of companies in the electronic commerce industry have, in the past, experienced significant quarter-to-quarter fluctuations. If our revenue for a quarter falls below our expectations and we are not able to quickly reduce our spending in response, our operating results for the quarter will be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysis and investors and, as a result, the price of our common stock may fall. As with other companies in our industry, our operating expenses, which include selling and marketing, research and development and general and administrative, are based on our expectations of future revenues and relatively fixed in the short term. You should not rely on the results of one quarter as an indication of our future performance.

     IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND GENERATE INCREASED REVENUE WE NEED TO EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES

     We must expand our direct and indirect sales operations in order to increase market awareness of our products and generate increased revenue. We cannot be certain that we will be successful in this effort. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients. We cannot be certain that we will be able to hire enough qualified individuals in the future. We also plan to expand our relationships with value-added resellers, systems integrators and other third-party resellers to build an indirect sales channel. In addition, we need to manage potential conflicts between our direct sales force and third party reselling efforts. Finally, XML expertise is often lacking in the value-added resellers, systems integrators and third-party resellers. Because individuals with XML expertise are in increasingly high demand, we cannot be certain that partners will be successful in acquiring XML expertise, either through training employees or by hiring experienced personnel.

     IF OUR INTERNATIONAL BUSINESS CONTINUES TO GROW IN ABSOLUTE DOLLARS AND AS A PERCENTAGE OF REVENUE, OUR BUSINESS WOULD BECOME INCREASINGLY SUSCEPTIBLE TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     We expect revenue outside of North America to continue to account for a significant percentage of our total revenue in the future and we believe that we must continue to expand international sales in order to be successful. International operations are generally subject to a number of risks, including:

     o    expenses associated with customizing products for foreign countries;

     o    laws and business practices that favor local competition;

     o    dependence on local vendors;

     o    multiple, conflicting and changing governmental laws and regulations;

     o    potentially adverse tax consequences;

     o    difficulties in collecting accounts receivable; and

     o    foreign currency exchange rate fluctuations.

     Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support organizations, hire additional sales and administrative personnel in those countries, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. In addition, while our financial results are currently reported in U.S. dollars, a significant portion of our sales are denominated in U.K. pounds sterling, the Euro and other currencies. Significant long-term fluctuations in relative currency values may adversely affect our consolidated results of operations. In particular, our consolidated results of operations may be adversely affected by a significant strengthening of the U.S. dollar against U.K. pounds sterling, the Euro or other currencies in which we generate revenues. To date, we have not engaged in any foreign exchange hedging transactions. We intend to consider entering into foreign exchange hedging transactions in the future, if appropriate.

     THE IMPACT OF CHANGES IN GLOBAL ECONOMIC CONDITIONS ON OUR CUSTOMERS MAY CAUSE US TO FAIL TO MEET EXPECTATIONS

     Our operating results can vary significantly based upon the impact of changes in global economic conditions on our customers. More specifically, the current macro-economic environment is more uncertain than in recent periods and has the potential to materially and adversely affect us. The revenue growth and profitability of our business depends on the overall demand for computer software and services, particularly in the areas in which we compete. Because our sales are primarily to corporate customers whose businesses fluctuate with general economic and business conditions, a softening of demand for computer software caused by a weakening economy may result in decreased revenues and lower growth rate and may increased the collection risk of our accounts receivable portfolio. Customers may consider deferring the purchase of products if they experience a downturn in their business or if there is a downturn in the general economy.

     WE MAY BE UNABLE TO ADEQUATELY DEVELOP A PROFITABLE PROFESSIONAL SERVICES BUSINESS WHICH COULD AFFECT BOTH OUR RESULTS AND OUR ABILITY TO ASSIST OUR CLIENTS WITH THE IMPLEMENTATION OF OUR PRODUCTS

     We cannot be certain that we can attract or retain a sufficient number of the highly qualified personnel that our professional services business needs. Clients that license our XML software products may engage our professional services business to assist with data conversion, software customization, , training, consulting and implementation. Growth in our product sales therefore depends on our ability to provide our clients with these services and to educate third-party resellers on how to use our products. As a result, we plan to increase the number of service personnel to meet these needs. We expect our professional services revenue to increase in absolute dollars as we continue to provide data conversion, consulting and training services that complement our products and as our installed base of clients grows. We cannot be certain that our professional services business will ever achieve profitability. We generally bill our clients for our services on a "time and materials" basis. However, from time to time we enter into fixed-price contracts for services. We cannot be certain that our fees from these contracts will exceed the costs of providing the services. In addition, competition for qualified services personnel is intense. We are in a new market and there are a limited number of people who have the skills to provide the services that our clients demand.

     WE MAY BE ADVERSELY AFFECTED IF WE LOSE OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL, OR ARE UNABLE TO ATTRACT NEW KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL GENERALLY

     Our success depends largely on the skills, experience and performance of some key members of our management, including Roberto Drassinower, our Chairman of the Board and Chief Executive Officer, and Peter Sharpe, our Chief Scientist. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. Also, our future success depends on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face intense competition for qualified personnel, particularly in the areas of engineering and technology as well as in sales and marketing. Many of our competitors for qualified personnel have greater resources than we have. We cannot be certain that we will be successful in attracting or retaining qualified personnel in the future.

     WE DEVELOP COMPLEX SOFTWARE PRODUCTS SUSCEPTIBLE TO SOFTWARE ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, OR DELAYED OR LIMITED MARKET ACCEPTANCE

     Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues, a delay in market acceptance or other costs, which could have a material adverse effect on our business, operating results and financial condition. In our license and "shrinkwrap" agreements, we seek to limit liability for certain claims associated with product defects, but we cannot assure you that these limitations will be enforceable.

     DELAYS IN RELEASING ENHANCED VERSIONS OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION

     We will need to continue to introduce new versions of our products to add new features, functionality and technology that customers desire. In the past, we have experienced delays in releasing new products. As a result, we cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any such postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products.

     OUR BUSINESS IS BASED ON PROPRIETARY RIGHTS TO OUR TECHNOLOGY, AND IF WE FAIL TO ADEQUATELY PROTECT THESE RIGHTS, OUR BUSINESS MAY BE SERIOUSLY HARMED

     We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our products from our competitors' products. The use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Attempts may be made to copy or reverse-engineer aspects of our products or to obtain and use information that we regard as proprietary. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Accordingly, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary to enforce our intellectual property rights.

     WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT

     In recent years, there has been significant litigation in the United States involving claims of alleged infringement of patents and other intellectual property rights. We could incur substantial costs to defend any such litigation. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future as a result of an alleged infringement of another's intellectual property. If a claim of infringement of intellectual property rights was decided against us, we could be required to:

     o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or

     o    redesign those products or services that incorporate such technology.

RISKS RELATED TO THE INTERNET INDUSTRY

     OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR COMMERCE AND XML

     Our future success depends heavily on the Internet and XML technology being speedily accepted and widely used for commerce. Any of the following circumstances could have a materially adverse effect on our business, operating results and financial condition:

     o E-commerce or the use of XML for e-commerce does not continue to grow or grows more slowly than expected.

     o Consumers or businesses reject the Internet as a viable commercial medium.

     o E-commerce businesses are unable to achieve adequate profitability or are unable to raise additional capital.

     o The Internet infrastructure is not able to support the demands placed on it by increased Internet usage and bandwidth requirements.

     o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation cause the Internet to lose its viability as a commercial medium.

     o We incur substantial expenses adapting our solutions to changing or emerging technologies and market conditions, which could occur even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed and the adoption of XML for Internet commerce continues as expected.

     OUR PERFORMANCE WILL DEPEND ON THE MARKET FOR XML-BASED SOFTWARE PRODUCTS AND E-MARKET INFRASTRUCTURE SOFTWARE SOLUTIONS

     The market for XML-based software products and e-market infrastructure software products is new and rapidly evolving and has softened during the year. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services and may be reluctant to alter those patterns or to provide personal data in connection with purchasing goods over the Internet. Any of these factors could inhibit the growth of online business generally and the market's acceptance of our products and services in particular. This could have a material adverse impact on our ability to generate revenue growth.

     LAWS AND REGULATIONS COULD EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF E-COMMERCE

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any new legislation or restrictions arising from current or future government investigations or policy could dampen the growth in use of the
Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate Internet communications, commerce and advertising or levy sales or other taxes relating to these activities. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. Governmental bodies have not yet determined in many instances whether and how existing laws such as those governing intellectual property, privacy, libel, taxation and antitrust apply to the Internet and e-commerce. For example, the U.S. Federal Trade Commission is currently examining whether B2B e-commerce exchanges may create opportunities for collusion and price-fixing that violate antitrust laws. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, revenue growth and cash position could be materially adversely affected by the adoption, modification or enforcement of laws or regulations relating to the Internet and e-commerce.

RISK RELATED TO THE SECURITIES MARKETS

     OUR STOCK PRICE IS HIGHLY VOLATILE

     The market price of our common stock has been highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Future market prices may fluctuate significantly in response to the following factors, some of which are beyond our control:

     o    variations in quarterly operating results;

     o    changes in market valuations of Internet software companies;

     o announcements by us of significant contracts, strategic partnerships, joint ventures or capital commitments;

     o loss of a major client or failure to complete significant license transactions;

     o    additions or departures of key personnel;

     o sales of our common stock in the future by us and/or by our insiders and significant stockholders; and

     o fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

     POSSIBILITY OF WIDE PRICE SWINGS AND INACCURATE PRICING INFORMATION COULD CREATE A RISK THAT STOCKHOLDERS WILL NOT BE ABLE TO ACCURATELY ASSESS THE MARKET VALUE OF OUR COMMON STOCK

     While our stock trades over-the-counter and is quoted on the OTC Bulletin Board, a relative lack of liquidity or volume and the participation of only a few market makers makes it more likely that wide fluctuations in the quoted price of our common stock could occur. As a result, there is a risk that stockholders will not be able to obtain accurate price quotes or be able to correctly assess the market price of our stock. Increases in the volatility could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might also be unable to accurately value the common stock.

     SUBSTANTIAL  SALES OF OUR COMMON  STOCK  COULD  ADVERSELY  AFFECT OUR STOCK
     PRICE

     Sales of a substantial number of shares of common stock by stockholders under this registration statement or under another registration statement filed pursuant to registration rights agreements or otherwise, or under Rule 144 or other exemptions that may be available under the Securities Act of 1933, could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded and the price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

     WE HAVE BECOME SUBJECT TO THE SECURITIES AND EXCHANGE COMMISSION'S PENNY STOCK RULES

     We have become subject to the SEC's penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in that security is provided by the exchange system). Unless exempt, the penny stock rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, the rules require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stocks rules, stockholders may have difficulty selling our common stock in the open market as our market price has dropped below $5.00 per share.

              SPECIAL INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders. All net proceeds from the sale of common stock will go to the stockholders who offer and sell their shares. We will, however, receive approximately $8.0 million if all of the warrants for the shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the OTC Bulletin Board since January 7, 2000. From January 7, 2000 until February 21, 2000 it was quoted under the symbol "AMRP," from February 22, 2000 until April 10, 2000 it was quoted under the symbol "AMRR" and since April 11, 2000 it has been quoted under the symbol "SXML." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of our common stock as quoted on the OTC Bulletin Board. Quotes on the OTC Bulletin Board may reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                       High               Low

     Quarter ended March 31, 2000(1)                  $36.63            $ 0.13

     Quarter ended June 30, 2000                      $25.00            $11.75

     Quarter ended September 30, 2000                 $13.50            $ 6.94

     Quarter ended December 31, 2000                  $ 8.19            $ 1.94

     Quarter ended March 31, 2001                     $ 3.08            $ 1.81

     Quarter ended June 30, 2001                      $ 2.35            $ 1.00

     Quarter ended September 30, 2001                 $ 1.38            $ 0.78

     Quarter ended December 31, 2001                  $ 1.04            $ 0.77

     From January 1, 2002 to February 5, 2002         $ 0.88            $ 0.62

-----------------

     (1) Prior to March 2, 2000, which was the effective date of the merger between FinanceCo and ASM, the high and low closing bid prices per share of ASM's common stock as quoted on the OTC Bulletin Board were $7.50 and $0.125, respectively. From March 2 through March 31, 2000, the high and low closing bid prices per share of ASM's common stock as quoted on the OTC Bulletin Board were $36.625 and $24.50, respectively.

     As of February 5, 2002, we had 13,899,941 shares of common stock outstanding held by 54 stockholders of record. We estimate that our common stock is held by approximately 1,200 beneficial holders.

     The last reported bid price of our common stock on the OTC Bulletin Board on February 5, 2002 was $ 0.70.

                                 DIVIDEND POLICY

     We have never paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors, and will depend on our financial condition, results of operations and capital requirements, and such other factors as our board of directors deems relevant.

                     PROPOSED MERGER WITH COREL CORPORATION

     On August 7, 2001, we signed a merger agreement with Corel Corporation ("Corel") providing for the merger of SoftQuad into a subsidiary of Corel. Each share of our Common Stock will be exchanged for 0.4152 shares of Corel common stock. This is equivalent to the ratio of $1.50 to $3.6129, the prior ten (10) day volume weighted average share price of Corel common stock. The $1.50 price for our Common Stock represents a 34% premium over the closing price of our common stock on August 6, 2001. The exchange ratio is fixed if a share of Corel's common stock remains at a price per share between $2.71 and $4.52, based on the ten (10) day volume weighted average of Corel's common stock for the ten days prior to the third day before our stockholders' meeting to approve the merger. Corel will issue more shares if the volume weighted average is lower than the range and fewer shares if the volume weighted average is above the range. Based on the current exchange ratio, Corel would issue approximately 9,850,000 shares of its common stock. Completion of the merger is subject to certain conditions including stockholder approval. Holders of approximately 55% of the voting shares of SoftQuad have agreed to vote in favor of the merger. No assurance can be given that the merger will be consummated on the terms proposed.

     On January 31, 2002, Corel and SoftQuad entered into a binding letter agreement, subject to the completion of definitive documentation, with respect to a bridge loan from Corel to SoftQuad in the aggregate amount of up to $2.0 million for use by SoftQuad to meet necessary operating costs including payroll. To secure SoftQuad's payment obligations under the loan facility, SoftQuad will grant to Corel a security interest in all of the assets, including but not limited to the intellectual property, of SoftQuad and its subsidiaries.

     Corel and SoftQuad entered into an amendment to the merger agreement on January 31, 2002, extending the deadline for the effective time of the merger from February 15, 2002 to March 31, 2002. In addition, the board of directors of SoftQuad agreed to waive the provision of the merger agreement that entitles SoftQuad to terminate the merger agreement if the volume weighted average trading price of a share of Corel common stock for the 10 trading days prior to the SoftQuad shareholders meeting is less than $2.1677.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

     SoftQuad(R) is a leading developer of software products for the creation and management of content in XML. XML is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for B2B e-commerce. Our XMetaL(R) product, launched in May 1999, is an advanced, yet easy-to-use, XML content creation solution that allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Our MarketAgility(TM) product, launched in September 2000, is an XML-based content delivery solution that gives suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. While we are focusing our efforts towards our XML products, we have derived portions of our revenue from HoTMetaL(R), our HTML-based Web page creation and management tool. In recent quarters, total HoTMetaL revenues world-wide have declined and HoTMetaL has lost market share to competitors. We expect revenue from HoTMetaL to continue to decline.

     We generate our revenues from license fees, maintenance and support contracts and professional services. We recognize revenues from license agreements on product delivery if an agreement exists with a fixed or determinable fee, no significant performance obligations exist under the agreement, and collection of the related receivable is reasonably assured. Revenue from maintenance and support agreements is initially recorded as deferred revenue and recognized as revenue over the term of the agreement. Professional services revenue is recognized as the work is completed.

     Our cost of revenues includes costs to manufacture, package, and distribute our products and related documentation, royalty payments to third parties, payments to vendors and inventory write-downs, as well as personnel and other expenses related to providing professional services and customer support services.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our development, sales and marketing and product solution services departments, and to establish an administrative organization. As a result, we have incurred significant losses since inception. As of September 30, 2001, we had an accumulated deficit of approximately $25.0 million.

     We believe that our future success depends on XML technology and our XMetaL and MarketAgility products. We plan to maintain our operating expenses at their current levels or, in some areas, at reduced levels due to headcount reductions implemented during the year. We expect to continue to incur operating losses for at least the next several quarters.

OUR HISTORY

     COMMENCEMENT OF OUR BUSINESS

     We commenced our business in 1986 under the name SoftQuad Inc. During the 1980s, we developed software products based on Standard Generalized Markup Language ("SGML"), the predecessor of XML. In 1992, SoftQuad Inc. was acquired by SoftQuad International Inc. (now renamed NewKidCo International Inc.), which is a publicly-traded company listed on the Toronto Stock Exchange. During the early 1990s, we began to focus on HTML-based software, culminating with the launch in 1993 of HoTMetaL. In 1996, members of our management team identified a need for a more versatile language than HTML and began to work, together with representatives of other technology companies, on developing XML.

     ESTABLISHMENT OF SOFTQUAD CANADA

     In August 1998, certain members of our management team. organized a management buyout of substantially all of the assets and liabilities of SoftQuad Inc. and 100% of the shares of SoftQuad UK Limited, which was SoftQuad International Inc.'s European subsidiary. To facilitate the buyout, on August 7, 1998, they established SoftQuad Software Inc., an Ontario corporation referred to as SoftQuad Canada. SoftQuad Canada completed the buyout on October 1, 1998. The assets acquired in the buyout included, among other things, the rights to the name "SoftQuad." In May 1999, SoftQuad Canada launched XMetaL.

     ESTABLISHMENT OF FINANCECO

     In December 1999, we retained a Toronto-based investment dealer to act as an agent in facilitating private placement financings of SoftQuad Canada. Pursuant to this agreement, money was first funded by investors to a new Delaware corporation formed to facilitate the financings ("FinanceCo") in exchange for FinanceCo stock and warrants. As of January 17, 2000, FinanceCo entered into agreements with the security holders of SoftQuad Canada to acquire all of the outstanding securities of SoftQuad Canada through FinanceCo's subsidiary, SoftQuad Acquisition Corp., an Ontario (Canada) corporation ("SAC"). Pending completion of that acquisition, FinanceCo loaned the proceeds of completed financings to SoftQuad Canada for operating purposes.

     MERGER WITH THE AMERICAN SPORTS MACHINE, INC.

     On March 2, 2000, FinanceCo merged with and into The American Sports Machine, Inc., a Florida corporation ("ASM"). ASM was organized on June 2, 1995 but, at the time of the merger, had not engaged in an active trade or business other than to seek to merge with a private operating company. At the time of the merger, ASM's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, and its common stock was quoted on the OTC Bulletin Board under the symbol "AMRR." Upon the merger, the separate corporate existence of FinanceCo terminated and ASM continued as the surviving entity. Under the terms of the merger agreement, ASM agreed to seek stockholder approval to rename the merged company SoftQuad Software, Ltd. and to redomicile it to Delaware. In connection with the merger, the security holders of FinanceCo exchanged their securities for equivalent securities of ASM.

     COMPLETION OF THE CANADIAN ACQUISITION

     On April 5, 2000, ASM, through SAC completed its acquisition of all of the outstanding securities of SoftQuad Canada. In the acquisition, (i) two holders of common shares of SoftQuad Canada exchanged (on a 1-for-1 basis) their common shares of SoftQuad Canada for shares of ASM's common stock, (ii) because of Canadian tax considerations, the remaining holders of common shares of SoftQuad Canada exchanged (on a 1-for-1 basis) their common shares of SoftQuad Canada for exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a 1-for-1 basis with, shares of our common stock), and (iii) each holder of an option to acquire common shares of SoftQuad Canada exchanged such option for an option issued by ASM with equivalent terms.

     REDOMICILING TO DELAWARE

     To facilitate ASM's redomiciling to Delaware and the change of its name, on March 7, 2000, ASM formed a new Delaware corporation named SoftQuad Software, Ltd. On April 10, 2000, ASM merged with and into this new subsidiary, upon which the separate corporate existence of ASM terminated, and SoftQuad Software, Ltd. continued as the surviving entity.

     COMPLETION OF THE ACQUISITION OF ADVANCED DATA ENGINEERING, INC. ("ADEI")

     On November 20, 2000, we completed our acquisition of Advanced Data Engineering Inc. ("ADEi"). Under the acquisition agreement, we agreed to purchase ADEi for a purchase price of $4.8 million, which was satisfied by the issuance of 744,133 common stock. Also pursuant to the agreement, option holders of ADEi converted vested options for ADEi to 80,770 vested options in SoftQuad. The total purchase price was approximately $5.5 million. ADEi was subsequently merged into SoftQuad Software California, Ltd. The purchase price was subject to working capital adjustments. The acquisition of ADEi was accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed. Operating results for ADEi are included in our operating results from the date of the acquisition. In June 2001, we issued an additional 37,206 shares of common stock to the ADEi stockholders as a penalty for not timely registering the shares issued in connection with the acquisition of ADEi with the Securities and Exchange Commission.

     OUR CURRENT CORPORATE STRUCTURE

     We currently conduct our operations through SoftQuad Software California, SoftQuad Canada and its wholly owned subsidiary, SoftQuad Limited. The following diagram illustrates the structure of SoftQuad and its subsidiaries:.


                 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
               |            SoftQuad Software, Ltd.             |
               |           (a Delaware corporation)             |
               |                    "Softquad"                  |
               | -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --|
                      .                              .
                      .                              .
                      .  100% common equity          .   100% common equity
                      .                              .
  -- -- -- -- -- -- -- -- -- -- -- -- --         -- -- -- -- -- -- -- -- --
|   SoftQuad Software California, Ltd.  |      | SoftQuad Acquisition Corp.|
|      (a California corporation)       |      |   (an Ontario (Canada)    |
|        "SoftQuad California"          |      |        corporation)       |
|                                       |      |           "SAC"           |
| -- -- -- -- -- -- -- -- -- -- -- -- --|      | -- -- -- -- -- -- -- -- --|
                                                      .
                                                      .  100% common equity
                                                      .
                                                      .
                                                 -- -- -- -- -- -- -- -- --
                                               |   SoftQuad Software Inc.  |
                                               |    (an Ontario (Canada)   |
                                               |        corporation)       |
                                               |     "SoftQuad Canada"     |
                                               | -- -- -- -- -- -- -- -- --|
                                                      .
                                                      .  100% common equity
                                                      .
                                                      .
                                                 -- -- -- -- -- -- -- -- --
                                               |                           |
                                               |      SoftQuad Limited     |
                                               |   (a UK limited company)  |
                                               | -- -- -- -- -- -- -- -- --|

     SOFTQUAD STOCK ISSUANCE CHART

     In addition to including information regarding the mergers and acquisitions to which SoftQuad and its predecessors were parties, the charts that appear over the next two pages contain information regarding the issuance of securities by SoftQuad and its predecessors from the establishment of SoftQuad Canada in August of 1998 to the present. The chart indicates the date of each issuance of securities, the type and amount of securities sold and the persons or entities that purchased the securities.

[See .PDF Chart attached as Exhibit 99]

[See .PDF Chart attached as Exhibit 99]

     RESULTS OF OPERATIONS  FOR THE TWELVE  MONTHS ENDED  SEPTEMBER 30, 2001 AND
     2000

     REVENUE

     Total revenue increased from $4.3 million in the twelve months ended September 30, 2000 to $5.6 million in the twelve months ended September 30, 2001, representing a 32% increase in revenue. Our year-over-year revenue increase is attributable to: i) an increase in XMetaL license revenue of $821 thousand; and, ii) an increase in revenue of $1.9 million from our professional services group due primarily to our acquisition of ADEi (now SQ California) on November 20, 2000. This increase was offset by a $1.4 million decrease in our HoTMetaL license revenue. The decrease in HoTMetaL license revenues was primarily attributable to our increased focus on the development, selling and marketing of XMetaL, and to a limited extent due to HoTMetaL losing market share to other HTML competitors and as XML technology gains greater market acceptance. For the twelve months ended September 30, 2001, the share of revenue generated from XMetaL, HoTMetaL and professional services was 56%, 10% and 34% respectively, compared with 55%, 44% and 1% respectively for the twelve months ended September 30, 2000. We expect HoTMetaL's license revenue, both in absolute dollars and our proportionate share of total revenue, to continue to decline over the next several quarters.

     We categorize our  geographic  information  into two major market  regions:
North America and Europe. In the twelve months ended September 30, 2001, the share of revenue generated from North America and Europe was 73% and 27% respectively, compared with 61% and 39% respectively, for the twelve months ended September 30, 2000. Higher proportionate revenue for North America in the twelve months ended September 30, 2001, relative to the prior year, resulted from large, one-time XMetaL license sales and high levels of professional services revenue from North American customers.

     COST OF REVENUE

     Cost of revenue increased from $867 thousand for the twelve months ended September 30, 2000 to $2.8 million for the twelve months ended September 30, 2001, representing an increase of 227%. This increase is attributable to increased costs of $2.1 million associated with professional services and customer support services, as these groups grew during the period primarily due to our acquisition of SQ California on November 20, 2000. For the year ended September 30, 2001, costs associated with our professional services group were greater than the revenue this group generated due to money spent attracting new customers and understanding our technology, as well as higher personnel costs associated with signing bonuses paid to all former ADEi employees as a result of the acquisition. We do not expect this trend to continue into fiscal 2002. This increase in cost of revenue was offset by a $174 thousand decrease in our cost of licenses due to the continued shift in our product mix away from HoTMetaL to XMetaL, as multiple copies of XMetaL are more frequently shipped on one master disk which reduces our production and distribution costs as a percentage of revenue. We expect our cost of revenue to stabilize in our professional services and customer support services groups, as we have no immediate hiring plans.

     RESEARCH AND DEVELOPMENT

     Research and development expenses increased from $2.0 million in the twelve months ended September 30, 2000 to $2.1 million for the year ended September 30, 2001, representing an increase of 7%. The slight increase is primarily attributable to an increase in personnel costs related to increased development salaries of approximately 5% and increased headcount during the period which was necessary to undertake the ongoing development of our XMetaL product with Unicode, research and development on XMetaL 3.0, and research and development activities undertaken for the release of our MarketAgility Enterprise and MarketAgility Express products. This increase was offset by a weakening of the Canadian dollar during the year in relation to the U.S. dollar, as all development activity is undertaken in Canada. We believe that our current level of investment in research and development is at the appropriate level to attain our strategic objectives and, as a result, we expect that research and development expenses will stabilize in future periods. To date, all software development costs have been expensed in the period incurred.

     SELLING AND MARKETING

     Selling and marketing expenses increased from $5.2 million for the year ended September 30, 2000 to $6.3 million for the twelve months ended September 30, 2001, representing an increase of 20%. The increase is primarily attributable to:

i) an increase in personnel costs of $184 thousand related to the amortization of stock-based compensation; ii) increased marketing program expenditures, such as attendance at industry trade shows, advertising, and partner events associated with the launch of MarketAgility Enterprise in September 2000, the launch of MarketAgility Express in February 2001, and the launch of XMetaL 2.1 with Unicode in April 2001; and, iii) increased spending on investor relations activities such as hiring a Director of Investor Relations, obtaining independent equity research analysis, programs to attract both institutional and retail investors, press and analyst briefings, preparation and distribution of investor kits, and senior management attendance at various investor conferences. We expect our selling and marketing spending to continue to decrease over the next several quarters as the benefits of headcount reductions in sales personnel are realized, discretionary marketing expenses are maintained at reduced levels as we continue to focus our marketing expenditures in specific areas in e-commerce markets, and as we have significantly reduced the scale of our investor relations program.

     GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased from $3.1 million in the twelve months ended September 30, 2000 to $6.5 million for the twelve months ended September 30, 2001, representing an increase of 111%. The increase is attributable to: i) increased personnel related costs and increased headcount;
ii) increased costs of legal,  accounting and other professional services;  and,
iii) increased facility expenses necessary to support our expanding operations. We believe we have developed an appropriate level of infrastructure and thus expect that general and administrative spending will stabilize over the next several quarters.

     AMORTIZATION

     Amortization increased from $262 thousand in the twelve months ended September 30, 2000, to $1.7 million for the twelve months ended September 30, 2001. The increase is primarily attributable to our acquisition of SQ California (our acquisition of ADEi) in November 2000.

     OTHER EXPENSES

     Other expenses increased to $1.9 million for the year ended September 30, 2001 from $421 thousand for the year ended September 30, 2000. The large increase in other expenses is due to costs associated with legal and other activities associated with the merger with Corel, including fees paid to our financial advisors, and the costs of a legal settlement during the third quarter of fiscal 2001. No similar expenses were incurred during fiscal 2000.

     NET LOSS

     Our net loss increased from $6.7 million or $0.60 per share, for the twelve months ended September 30, 2000, to $15.2 million or $1.09 per share for the twelve months ended September 30, 2001. This increased net loss is a result of a lower level of gross profit earned in the twelve months ended September 30, 2001 due to higher costs related to our professional services group as a result of the growth of this group due to the acquisition of SoftQuad California in November 2000. Our loss also increased during this period due to higher operating expenses in all departments as a result of increased headcount and personnel related expenses, increased development activities, increased sales and marketing activities and increased corporate activities. Other expenses also increased significantly for the same period. We expect to incur net losses for at least the next several quarters, but at a reduced rate due to our belief that expenses in all departments have stabilized and expenses in some areas may decrease as the benefits of various cost cutting programs implemented during the period are realized.

     RESULTS OF OPERATIONS  FOR THE TWELVE  MONTHS ENDED  SEPTEMBER 30, 2000 AND
     1999

     REVENUE

     Total revenue increased from $3.3 million for the twelve months ended September 30, 1999 to $4.3 million for the twelve months ended September 30, 2000 representing a 30% increase in revenue. This increase is attributable to an increase in license, support and maintenance fee revenues associated with XMetaL as XML technology started to gain market share coupled with a significant decrease in HoTMetaL product license revenues for the twelve months ended September 30, 2000 as marketing activity on HoTMetaL was reduced. XMetaL revenues increased from $356 thousand for the twelve months ended September 30, 1999 to $2.4 million for the twelve months ended September 30, 2000, representing a 574% increase. For the twelve months ended September 30, 2000, revenue generated from XMetaL and HoTMetaL was 57% and 43% respectively, compared with 10% and 90% respectively for the twelve months ended September 30, 1999.

     We also offer customers maintenance and support contracts for which technical support and updates are provided over the life of the contract (usually one year). Given this strategy, ratable revenue recognition is required for maintenance fees earned under these contracts. The increase in deferred revenue in 2000 is consistent with the increase in license sales.

     We categorize our  geographic  information  into two major market  regions:
North America and Europe (including the UK). For the twelve months ended September 30,2000, revenue generated from North America and Europe was divided 61% and 39%, respectively, compared with 63% and 37% for the twelve months ended September 30, 1999.

     COST OF REVENUES

     Cost of revenues increased from $636 thousand for the twelve months ended September 30, 1999 to $866 thousand for the twelve months ended September 30, 2000, representing an increase of 36%. The increase is primarily due to higher costs associated with increasing headcount and building infrastructure in the professional services and customer support services groups. Cost of licenses decreased slightly during the period due to the change in our product mix from HoTMetaL to XMetaL as multiple copies of XMetaL are more frequently shipped on one master disk which reduces both production and distribution costs as a percentage of revenue.

     RESEARCH AND DEVELOPMENT

     Research and development expenses increased from $1.1 million for the twelve months ended September 30, 1999 to $2.0 million for the twelve months ended September 30, 2000, representing an increase of 82%. The increase is primarily attributable to an increase in personnel related costs largely related to the development of XMetaL 2.0 launched June 2000 and MarketAgility 1.0 launched September 2000. For the twelve months ended September 30, 2000, we increased our headcount by 18.

     SELLING AND MARKETING

     Selling and marketing expenses increased from $2.1 million for the twelve months ended September 30, 1999 to $5.2 million for the twelve months ended September 30, 2000, representing an increase of 148%. The increase is primarily attributable to an increase in selling and marketing personnel and increased marketing program expenditures associated with and the launch of XMetaL 2.0 in June 2000 and MarketAgility 1.0 in September 2000. During the twelve months ended September 30, 2000, we increased our headcount by 25 as a result of expanding both the sales and marketing teams in addition to building new business development and product management teams within the sales organization. The increase for the twelve months ended September 30, 2000 was also attributed to increased travel related expenses resulting from increased sales, business development and marketing activities.

     GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased from $1.1 million for the twelve months ended September 30, 1999 to $3.4 million for the twelve months ended September 30, 2000, representing an increase of 209%. The increase is primarily attributable to increased personnel related costs, increased costs of investor relations, legal and other professional services, increased facility expenses in Toronto and London and increased costs incurred to build our administrative infrastructure. Such expenditures are necessary to support our expanding operations. For the twelve months ended September 30, 2000, we increased our headcount by 18.

     OTHER (INCOME) EXPENSE

     Other income increased to $421 thousand for the twelve months ended September 30, 2000 from a net expense of $68 thousand for the twelve months ended September 30, 1999. The large increase in other income is due to the high level of interest income generated on short-term investments held as a result of the equity transactions completed during fiscal 2000 along with a decline in interest expense due to the repayment of the note payable in June 2000.

     NET LOSS

     Our net loss increased from $1.6 million or $0.37 per share for the twelve months ended September 30, 1999 to $6.7 million or $0.60 per share for the twelve months ended September 30, 2000, reflecting that our higher gross profit earned in the twelve months ended September 30, 2000 was offset by higher operating expenses for the same period.

     MARKET RISK

     The risk inherent in our market risk sensitive instruments is the potential loss arising from adverse changes in foreign currency exchange rates. The United States dollar is the functional currency for financial reporting. We have never used foreign forward exchange contracts to minimize the adverse earnings impact from the effect of exchange rate fluctuations on our non-United States dollar net balance sheet exposures.

     LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity and debt securities. Between December 1999 and June 2000, we raised approximately $22.6 million in net proceeds from equity financings in order to expand our selling and marketing and product development efforts and support our administrative infrastructure. No financings have been transacted since June 2000 because we determined that it was more feasible to obtain a merger partner than to obtain financing.

     For the twelve months ended September 30, 2001 and 2000, net cash used in operating activities was $13.5 million and $4.9 million respectively. For the twelve months ended September 30, 2001 and 2000, the increase in cash used for operating activities was primarily due to a net loss of $15.2 million and 6.7 million respectively, partially offset by the amortization of goodwill and capital assets and changes in operating working capital.

     Net cash used in investing activities was $351 thousand and $1.0 million for the twelve months ended September 30, 2001 and 2000, respectively. Cash used in investing activities for the twelve months ended September 30, 2001 related to the purchase of ADEi and the purchase of capital assets, mainly computer hardware and software. At September 30, 2001, we did not have any material commitments for capital expenditures.

     Net cash used by financing activities was $14 thousand and net cash provided by financing activities was $21.6 million for the twelve months ended September 30, 2001 and 2000, respectively. For the twelve months ended September 30, 2001, net cash provided by financing activities represented proceeds from shares issued upon exercise of options under the ESOP offset by increases in share issuance costs.

     At September 30, 2001, we had $2.3 million in cash and cash equivalents and working capital of $1.5 million. This compares to $16.3 million in cash and cash equivalents and working capital of $14.9 million as of September 30, 2000.

     We do not have a line of credit for general operating expenses. We do have equipment lines of credit from vendors for certain office equipment, and no amounts have been committed under these vendor lines to date. At September 30, 2001, we had no notes or loans payable outstanding.

     We believe that we do not have sufficient cash and cash equivalents to meet our working capital requirements through the first calendar quarter of 2002, as our revenue projections continue to decrease due to recent economic conditions, and we expect certain portions of our expenses to increase due to costs associated with negotiating and completing the proposed merger with Corel. These matters raise considerable doubt about our ability to continue as a going concern if our merger with Corel is not consummated. We believe that entering into the strategic merger with Corel, in light of the increasingly difficult environment for raising capital in the public and private markets, is the only alternative currently available to us. If the merger close is delayed, or the merger fails to close, additional funds will be required to support our working capital requirements or for other purposes.

     On January 31, 2002, Corel and SoftQuad entered into a binding letter agreement, subject to the completion of definitive documentation, with respect to a bridge loan from Corel to SoftQuad in the aggregate amount of up to $2.0 million for use by SoftQuad to meet necessary operating costs including payroll. To secure SoftQuad's payment obligations under the loan facility, SoftQuad will grant to Corel a security interest in all of the assets, including but not limited to the intellectual property, of SoftQuad and its subsidiaries.

     RECENT ACCOUNTING PRONOUNCEMENTS

     On June 29, 2001, the Financial Accounting Standards Board approved for issuance Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. As a result, the pooling-of-interests method will be prohibited. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement which, for us, will be October 1, 2001; however, for any acquisitions completed after June 30, 2001, goodwill and intangible assets with an indefinite life will not be amortized.

     The adoption of SFAS 141 will not have an impact on us as we have applied the purchase method to all previous business combinations. We are still evaluating the impact of the adoption of SFAS 142 and have not yet determined the effect of its adoption on our business, results of operations or financial condition.

     The Financial Accounting Standards Board approved for issuance SFAS 143 "Accounting for Asset Retirement Obligations" and SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". We have determined that the adoption of these standards will not have an impact on us.

                                    BUSINESS

OVERVIEW

     SoftQuad is a leading developer of software products for the creation and management of content in XML. XML is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for B2B e-commerce.

     Our XMetaL product is an advanced, yet easy-to-use, XML content creation solution. XMetaL allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Since its release in May 1999, XMetaL has received enthusiastic reviews and awards from the media and has been sold to over 2,000 customers in a wide range of industries. Our customers include leading companies such as the Canadian House of Commons, Cisco, Congressional Quarterly, Continental Airlines, GE Medical Systems, Maryland General Assembly, Microsoft, RTIS-G Reed Technoogies and Information Services - Government, Tufts University, USATODAY.com, the United States House of Representatives, Fort Motor Company, the European Space Agency, BMW, E'Equipe, KBC Bank and Insurance,
Buttweworth-Heinemann, Philips, Business Europe, ALSTOM, and Thomas Cook. In addition, we have formed strategic alliances with leading software companies that offer complementary products, such as Documentum, Interwoven and Software AG, to develop comprehensive content management solutions integrating XMetaL.

     Our MarketAgility product is an XML-based content management solution for e-commerce. MarketAgility gives e-commerce suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. MarketAgility allows suppliers to quickly gather product information from wherever it resides within their enterprises, whether in content management systems, electronic resource planning systems, enterprise databases or Microsoft Word or Excel files. After any non-XML information is converted into XML, Market Agility delivers this information to e-markets in a format that is fully customized for different e-markets in their specific dialect of XML. MarketAgility also allows suppliers to maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels. While we released
MarketAgility on September 25, 2000, , the e-commerce market is currently suffering a lack of demand and sales have not yet materialized.

     Our HoTMetaL product is an HTML based Web page creation and management tool which gives developers the advanced capabilities and productivity tools needed to create Web sites. As we focus our efforts on providing solutions to the e-commerce industry, we are transitioning our business away from HoTMetaL and towards our XML products.

MARKET ANALYSIS

     INDUSTRY BACKGROUND

     The Internet has created new opportunities for businesses to enhance service and deliver information to partners and customers electronically. Today, websites are an important source of product and service information across many industries and businesses rely on them to improve customer service and enhance market reach.

     The opportunity, however, brings with it new demands: whereas at one time corporations published predominantly in printed form only and updated publications in manageable cycles, today businesses are expected to deliver up-to-date information almost continuously, through websites, through wireless devices, and in a variety of formats, as well as in printed form.

     This has taxed the existing print publishing processes. In this new environment, for example, information is often reused from one publication media to another and across many documents. Changing it may require revising hundreds of individual documents at once. Tracking and executing these revisions continuously to ensure accurate information delivery on multiple media, twenty-four hours a day, seven days as week, often requires new systems and processes.

     XML content management has emerged as an important technology to meet the demands of this kind of continuous, cross-media publishing. Content management systems support the publishing process from authored document to final output, controlling and tracking the flow of work and managing revisions. XML, on the other hand, facilitates the reuse of information across documents and delivery media. When used together, these two technologies enable organizations to streamline and automate information-flow from potentially many thousands of authors and to manage and control the delivery of this information to many websites and printed documents.

     AUTHORING XML CONTENT

     Once in XML, web and print content is readily managed. However, XML is a difficult format for non-technical authors. XML has a specialized syntax and rules for how parts of a document are to be combined. Moreover, traditional word-processors and desktop publishing tools do not produce XML content that is suitable for cross-media publishing applications.

     Our products enable non-technical authors to create and work with XML content more easily, thereby allowing enterprises to deploy XML content management solutions more broadly within their organizations and reduce costly and cumbersome format conversions. Just as importantly, our products specifically support the reuse of information across many documents and delivery media and help to automate revisions to this information.

     We specialize in native XML content authoring technology. XML itself represents the technology evolution of "markup" languages over some 20 years from SGML, to HTML and finally to XML. We have contributed to this process through our work at international technology standards bodies. We are a co-founder of the World Wide Web Consortium (W3C) and the W3C XML working group. Our Chief Scientist, Peter Sharpe, collaborated in the development of the SGML technical specifications and co-authored the specification for XML. Our Director of Product Technology Dr. Lauren Wood chairs the yearly international XML conference.

     Beginning in 1990 with the launch of our SGML authoring product Author/Editor, our technology base parallels this evolution. SGML is used almost exclusively in large-scale corporate and military publishing applications since these applications demand flexible, easy to use solutions. HoTMetaL, launched in 1994 to address the mass-market for HTML based web authoring solutions, had ease-of-use as its primary design goal. Finally, XMetaL, our flagship XML content authoring solution launched in 1999, evolved from this shared technology base and, like XML itself, combines both the flexibility of SGML and the ease-of-use of HTML.

TECHNOLOGY BACKGROUND: HTML, SGML AND XML

     HYPER TEXT MARKUP LANGUAGE (HTML)

     HTML is currently the most prevalent language used on the World Wide Web. HTML is used to encode display information on Web pages. Web Browsers, such as Microsoft Internet Explorer and Netscape Navigator, use this display information to format Web Pages on individuals' screens as they browse the Web. HTML uses "tags" to indicate how a particular item should be formatted. It is concerned with the set up or presentation, as opposed to the content or substance, of the information. For example, if a name is to be displayed in bold, HTML dictates that that word should be surrounded by the bold ("b") tag, as follows:

     [b]John Doe[/b]

     HTML is an international standard governed by the W3C, an industry organization composed of member companies with the objective of developing international standards for the World Wide Web.

     STANDARD GENERALIZED MARKUP LANGUAGE (SGML)

     SGML is the parent technology to HTML. SGML is an open international standard governed by the International Standards Organization. SGML was developed in the 1980 to enable the encoding of important documents in a standard format, which was independent of any particular software vendor. SGML's focus is on encoding the information contained in documents, as opposed to the set up or presentation of that information. Formatting (the laying out of a document on a printed page or display) is accomplished as a separate step, allowing the same information to be displayed on multiple destinations, such as print, CD-ROM and online, from the same source. SGML, like HTML, uses "tags" to label items in a document but, unlike HTML, these tags refer to an item's meaning rather than its format. For example, the name of the author of a given article might be encoded as follows:

     [author]John Doe[/author]

     SGML is used in a number of high-end publishing and engineering applications for a number of industries, including telecommunications, aerospace, pharmaceuticals, legal and commercial publishing and semiconductors. However, the growth of SGML usage is hampered by the fact that the language was not designed for use on the World Wide Web.

     EXTENSIBLE MARKUP LANGUAGE (XML)

     As noted above, the HTML protocol was designed to allow the display of information on the Web. However, because it is focused on presentation and not content, it does not assist in encoding the meaning of displayed information. The use of the Web for e-commerce imposes new requirements on Web content. These requirements go beyond simple presentation to full-fledged information processing. For example, a purchase order sent to a supplier needs to be processed by that supplier's order entry system, not merely displayed on someone's screen. Also, while HTML is useful for displaying product information to prospective customers, it does not allow a computer program to automatically search and compare products on the Web. As a result, labor-intensive manual searches must be performed.

     Our Chief Scientist, Peter Sharpe, and representatives of several other technology companies identified the need to create a new language that would enable information processing and exchange on the Web using SGML as its foundation. In 1996, this group proposed the concept to the W3C, founded the XML Working Group and produced the XML specification. In February 1998, the XML specification was approved by the W3C and officially designated as a standard by the Director of the W3C.

     XML, like both HTML and SGML, uses "tags" to identify items in an electronic document. XML is "extensible" in the sense that it is capable of being expanded or customized. As such, it allows users to define new tags as required by a given application. For example, tags relating to financial information might be [earnings per share] and [revenue], whereas tags relating to a product catalog might include [product name] and [price]. A typical HTML Web Page might encode a product description as follows:

      [b]Hoover Vacuum Cleaner[/b]

      [p]This vacuum has power and is light weight[/p]

      [b]Special Price: $99.95[/b]

(In HTML "[b]" denotes bold font and "[p]" denotes a paragraph displayed in normal font.)

Using XML, the same information would be encoded as follows:

     [product name]Hoover Vacuum Cleaner[/product name]

     [description]This vacuum has power and is light weight[/description]

     [price]$99.95[/price]

     By clearly tagging electronic content and identifying its constituent components (product name, description and price above), XML enables computer applications to create, share and process information automatically.

     There are a number of organizations devoted to establishing standard tag sets for particular applications, including XML.org (of which we are a founding member), Microsoft's BizTalk and Rosetta.net. We continue to participate in the development and future direction of XML and its related standards, alongside other technology companies.

OUR PRODUCTS

     XMETAL

     Released in May 1999, XMetaL is our flagship product. XMetaL is a software program that enables organizations to create XML content easily and avoid the complexities of formatting languages. As organizations continue to adopt XML, they will need to create valid XML documents that conform precisely to the rules of a specific application. For example, product descriptions for product catalogues, user guides for consumer products, articles, newsletters, purchase orders, bills of material and part specifications all have particular XML rules as to their structure and syntax. XMetaL enables non-technical individuals to create valid XML documents without having to remember and correctly apply all these rules. XMetaL reduces training costs and enables businesses to deploy XML applications broadly, both internally and to business partners.

     Unlike HTML, which has a fixed set of tags which can be easily learned and applied, XML uses arbitrary tags which can vary with each application. XML also incorporates rules about how these tags are to be combined and used. These rules are specific to each application. Consequently, it is much more difficult for people to create valid XML documents.

     XMetaL enables people to create XML content from scratch or by importing information from word processors, spreadsheets and databases. XMetaL requires minimal customization and eliminates lengthy learning curves and training costs associated with alternative options. XMetaL won the PC Magazine's award for the Best Development Tool in the 2001 Technical Innovation Awards and Outstanding Product of the Year in the Authoring Tools category at the Web'99 Web Tool Awards presented by Web Techniques, a respected industry journal. XMetaL also was named one of Internet Week's "Best of the Best" and one of the "Most Innovative" software packages in Internet World's Best of the Year Awards. XMetaL was also nominated for "Printing Solution of the Year" in the 2001 Publishing Awards. We have announced strategic partnerships with XML solutions vendors such as Ariba, Documentum, Interwoven and Software AG to integrate XMetaL with these vendors' products.

     XMetaL integrates with content management systems, ensuring that the content coming into those systems adheres to the rules specific to the application in question. XML content is then stored in these systems as reusable components which can be selectively processed and displayed by Web applications. Using this kind of solution, Web architects and designers are free to manage the content, redeploy applications and connect to new partners and new systems, without disrupting the work of content contributors. XMetaL communicates with the content management system to ensure that content is properly stored and allows users to work in a familiar interface.

     On June 26, 2000, we began shipping XMetaL 2.0, a major upgrade to XMetaL, and XMetaL 2.1 with Unicode became available on May 1, 2001.

     MARKETAGILITY

     SoftQuad's MarketAgility is an XML-based content management solution that gives suppliers an efficient and cost-effective way to move product information from their enterprise to multiple e-procurement channels.

     Drawing on SoftQuad's expertise in XML, MarketAgility allows suppliers to:

     o    collect  product   information  from  wherever  it  resides  in  their
          enterprises, whether in content management systems, ERPs, other databases, or Word and Excel files;

     o    transform   and  deliver   product   information   to  e-markets   and
          e-procurement systems using the XML formats and schemas they require;

     o rapidly and incrementally update product and pricing information across all channels;

     o create and manage multiple catalogs that reflect different regional requirements, languages, and pricing information; and

     o differentiate themselves in the e-marketplace by supplementing product data with rich content, created and revised directly in XML using XMetaL technology.

     MARKETAGILITY ARCHITECTURE

     MarketAgility's   architecture  is  made  up  of  three   components:   the
MarketAgility XML Connector, the MarketAgility XML Server and the MarketAgility XML Transporter.

     o     MARKETAGILITY XML CONNECTOR

     The  MarketAgility  XML  Connector  consists  of a  series  of  information
processors  and  XML  composition   tools  that  can  collect,   manipulate  and
standardize product information stored throughout a supplier's enterprise.

     COLLECTING DATA. XML Connector provides secure,  reliable retrieval of both
structured   and   unstructured   data   sources  from  local  and  remote  data
repositories.

     Structured data can be collected from relational databases, ERP systems, office productivity applications like spreadsheets, standardized reports and Web pages, as well as content management systems and enterprise applications.

     The XML Connector can retrieve information from inconsistent formats like desktop publishing and word processing applications, as well HTML and XML pages.

     Because   not  all   information   sources   allow   automated   retrieval,
MarketAgility provides an XML composition workbench where suppliers can extract information from disparate data sources.

     ENHANCING AND VALIDATING DATA. MarketAgility's XML composition workbench also features powerful validation, viewing and editing capabilities. Validation ensures that information is consistent with corporate data sources. Suppliers can view collected data to identify exceptional cases and, using MarketAgility's XML content creation tools, modify data directly. These same editing tools allow suppliers to easily supplement their product data with rich content to help better differentiate themselves in e-markets.

     MAPPING AND STANDARDIZING DATA. The XML Connector maps content from its original sources to MarketAgility's internal XML schema. Data is processed to ensure that disparate data representations are harmonized to use standard units of measurement, product coding schemes and product identifiers. This facilitates transformation to the schemes used by individual marketplaces.

     o    MARKETAGILITY XML SERVER

     The XML Server provides server-based control over the storage, management and delivery of product information to multiple e-markets. Built on industry standard databases, and administered through a Web interface, it provides a secure and reliable repository and staging area for the development and management of customized product listings.

     RAPID AUTOMATIC UPDATES. In conjunction with the XML Connector, the XML Server provides a sophisticated mechanism for automatically detecting changes in the original data sources, and providing rapid, incremental updates to collected product information. When changes are detected, the XML Server pulls updated data from original source materials and integrates it into the database. After updates have been validated and approved, using the XML Server's workflow, they are pushed using the XML Server's workflow to marketplaces or e-procurement systems either on demand or during regularly scheduled updates.

     STAGING AND WORKFLOW. The XML Server provides a staging area where suppliers can preview, revise and approve individual product entries and entire product listings. Suppliers can review listings for accuracy before they are sent to e-marketplaces. To support this capability further, the XML Server uses a workflow system for approvals and to ensure only authorized users can access and revise entries.

     o MARKETAGILITY XML TRANSPORTER (COMMUNICATOR /DISPATCHER/ BROADCASTER /PUBLISHER)

     The XML Transporter controls the extraction, transformation and the assured, secure delivery of a supplier's product information from the XML Server to multiple e-marketplaces, e-procurement systems and other electronic distribution channels.

     CUSTOMIZED PRODUCT LISTINGS. The XML Transporter extracts required product data residing on the XML Server based on the needs of different e-markets. Customized datasets can be defined based on parameters such as marketplace, customer, geographic region or language. This process can be automated by incorporating business rules to determine required information, presentation and conditional routing.

     AUTOMATIC TRANSFORMATION. The XML Transporter automatically converts customized product information from MarketAgility's internal data model to those required by specific e-markets. Data is validated according to the schemas used by each marketplace to ensure error free postings and updates.

     ASSURED DELIVERY. Finally, the XML Transporter provides assured, secure delivery of product information to multiple electronic channels, including e-marketplaces and e-procurement systems.

     HOTMETAL

     Our HoTMetaL software program was the first commercially available HTML editor. Currently in its sixth version, HoTMetaL remains a very versatile HTML-based Web page creation and management tool. Its powerful, customizable, and extensible features give developers the advanced capabilities and productivity tools required to quickly create and display Web sites. It is a comprehensive Web publishing solution targeted at the Web developer and has an installed base of over 100,000 users worldwide.

CUSTOMERS AND MARKETS

     Our products serve the retail market and the corporate market. We target the retail market with HoTMetaL and the corporate market with our XML products, XMetaL and MarketAgility.

     For the year ended September 30, 2001, there were two customers in the United States and one customer in Europe who each had greater than 10% of total sales in their respective markets. For the year ended September 30, 2000 and 1999, there were four and two customers in the United States and one and one customer in Europe respectively, who each had greater than 10% of total sales in their respective markets.

     HOTMETAL

     HoTMetaL has a customer base of Web developers and consumers. HoTMetaL was distributed through retail channels in North America and Europe and through our Web site.

     XMETAL

     XMetaL is targeted to e-business applications in the following market segments: e-publishing, knowledge management and e-commerce.

     o    E-PUBLISHING

     Web publishers must keep their content fresh in order to increase and sustain readership. Sites change daily, or even several times per day.
Turn-around times are short and publishing deadlines tight. In such an environment, "posting" content manually on a Web site is inefficient and difficult to manage, particularly if content simultaneously comes from numerous external content suppliers and internal contributing writers. Accordingly, high-volume online publishers rely on Web publishing applications, which create Web Pages on a continuous basis from content stored in a database.

     As the Web turns more and more organizations into publishers, for both internal and public Web presence, the demand for these solutions is growing. The central issue is the same - how to allow non-technical writers to contribute content to the Web site without requiring a manual process that slows down the Web group or requires expensive Web design houses to perform routine Web updates. Due to its inherent structure, XML Web content can be automatically read by publishing applications and processed in a streamlined fashion.

     XMetaL, due to its ease-of-use and ability to generate valid XML, is an ideal solution for non-technical writers to create XML Web content to power modern Web publishing and content management systems.

     o    KNOWLEDGE MANAGEMENT

     Knowledge management is the effective gathering and distribution of corporate knowledge to better support employees, partners and customers.
Corporate knowledge includes information about procedures, products and services, case studies, usage scenarios and key competitive issues. Examples of knowledge management applications include customer help desk systems, document management systems, search and retrieval tools, and knowledge bases. Knowledge management applications are important to enable service offerings over the Web, helping customers and distribution partners get accurate, timely information to better support business transactions.

     XML plays an important role in these systems by organizing content fragments, supporting intelligent searching, and allowing control of the flow of content automatically. XMetaL enables information workers to contribute content directly into these knowledge management applications without being aware of their internal structure.

     o    E-COMMERCE

     The central challenge for e-commerce vendors is to find the most direct market for their products online. There are a large number of business models and distribution channels, and new ones emerge all the time (including building a portal or destination web site, participating in affiliate and reseller programs to list products in existing high-traffic sites, participating in electronic markets and vertical portals, or a combination of these techniques). Vendors must be able to tailor product information to specific channels quickly while keeping all information synchronized, up-to-date and consistent.

     Management of this electronic content, therefore, plays a key role in determining the success of an e-commerce strategy. The content being processed includes product descriptions, pricing information, and a whole host of value-added content such as product reviews, product comparisons, links to related products and other commentary.

     As the number of potential channels continues to multiply and the volume of business increases, the need for vendors to build flexible and scaleable electronic catalogues of products and services continues to grow. XMetaL is an ideal solution to create and maintain XML content within these e-commerce applications, because of its flexibility, ease of use and ability to generate valid XML from inputs prepared by non-technical sources.

     MARKETAGILITY

     MarketAgility is targeted at suppliers participating in e-marketplaces and e-procurement systems who wish to manage, control and deliver their product information using XML. This segment also is targeted by XMetaL. See "Customers and Markets-XMetaL-E-commerce."

SALES AND MARKETING

     Central to SoftQuad's marketing strategy is the development of partnerships to significantly expand its market reach. To date, XMetaL market development efforts have secured a number of key strategic partnerships with various companies that provide XML-based technologies and services. We are focusing on expanding these relationships with various companies focused on e-procurement, e-markets and XML. We believe that such relationships create opportunities for SoftQuad as well as its partners, and will greatly supplement its direct sales efforts. SoftQuad's partnering efforts focus on two areas: technology partnerships and solutions providers.

     o TECHNOLOGY PARTNERS - SoftQuad has and is further expanding partnerships with companies that are involved in the developing and marketing of complementary technologies. Specifically, SoftQuad pursues relationships with companies developing XML technology and XML-based products with which XMetaL software can be integrated. Through such partnerships, we hope to expand the XMetaL and MarketAgility user base. Some of our partners in this category include Ariba, Documentum, Interwoven and Software AG.

     o SOLUTIONS PROVIDERS - SoftQuad is looking to build its network of solutions provider partners. Many specialize in XML solutions to vertical markets and, in addition, provide value-added services in the form of consulting services, training, installation, technical support, and system configuration. We have signed reseller agreements with a number of XML capable value-added resellers. These organizations combine their own expertise and professional services with market leading products to deliver fully customized solutions to customers. Value-added resellers receive special discounts from us and make a margin on product sales. To date, our network of value-added resellers has over forty members in thirteen countries, including DataChannel, Reed Technology, STEP and Agra Systems.

     PROMOTIONAL ACTIVITIES

     Our promotional activities combine awareness campaigns (through public relations and trade show attendances) with targeted lead generation (through direct mail, free evaluations and Web sites). We use professional public relations agencies to manage our media relations program in the United States, Canada and Europe. Media relations activities include drafting press releases, press briefings and encouraging product reviews and corporate profiles. In addition, XML-related trade shows are an important element of the marketing strategy since they provide a one-to-many communications and sales opportunity. XML-specific trade shows include XML2001, XML One and XML World, which are each held twice a year, once in North America and once in Europe. Attendees include individuals responsible for technology purchases in large organizations. Due to our involvement in various industry standards setting committees, a number of our key personnel are routinely invited to deliver papers at conferences and seminars. We intend to complement these speaking opportunities with regional seminars, which will showcase proven XML solutions using XMetaL and MarketAgility.

OUR COMPETITION

     The market for our products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. To read more about risks resulting from our competition, see "Risk Factors--We Face Intense Competition."

     XMETAL COMPETITION

     Alternative solutions to XMetaL presently include modified SGML authoring tools, enhanced text editors which require a high degree of knowledge of XML and solutions based on word processors. Although some of these alternatives are functionally similar to XMetaL, we believe that none adequately offers all the features embedded in XMetaL.

     o    SGML AUTHORING TOOLS

     Traditional SGML authoring tools are very specialized and require an author who is experienced not only in SGML, but also in the particular document types being used. The high set-up, deployment and installation costs typical of these tools are justified only in specialized applications. Recent attempts by SGML tool providers to support XML have not, in our view, altered these fundamental characteristics in their products. Products in this category include Excosoft's Documentor, Adobe's FrameMaker+SGML, Interleaf Panorama, and ArborText's Adept Editor. Market penetration of these products is, we believe, limited in our target markets.

     o    TEXT BASED XML EDITORS

     Most of the XML authoring software introduced to date consists of enhanced text editors of various kinds. These programs require a high degree of understanding of XML and are not generally suitable for commercial content authoring by ordinary business users. They are used primarily by software developers creating XML data-oriented systems. Products in this category include Vervet Logic's XML Pro and Stilo.

     o    MICROSOFT WORD

     Microsoft Word is not an XML authoring application; it does not support the definition of tags, nor does it create validated XML content, both of which are essential attributes of a commercial grade XML editor. Microsoft Office 2000 will not create valid XML content, but uses XML as a storage format. Microsoft Word's design and architecture is optimized for paper publishing, where presentation, not structure, is the primary concern.

     As a result, Microsoft Word documents must undergo a conversion process to be translated into XML. Conversion is expensive, labor-intensive, time-consuming and error-prone. Conversion is employed effectively in applications where the documents being converted do not change often and have a useful life of several years, such as repair and maintenance procedures for a particular model of airplane that might be in service for a decade or more. On the Web, where lead-time is short and the emphasis is on new, up-to-the-minute information, continuous conversion of new content is unworkable.

     MARKETAGILITY COMPETITION

     The marketplace for MarketAgility is a new and developing environment that has softened significantly in recent quarters. Many vendors have or are developing XML-based solutions to address content collection, translation and management. E-marketplaces and e-procurement systems continue to evolve and their capability to accept rich content continues to evolve. Competition for MarketAgility may come from e-market and e-procurement infrastructure software vendors, e-catalog aggregators and e-catalog software solution vendors, ERP vendors, e-publishing solutions vendors and content management, document management, workflow and workgroup software solutions vendors. MarketAgility's competitive advantage is its ability to collect and translate into XML both structured and unstructured content. Current solutions for the collection and translation of unstructured content are labor-intensive and not very scaleable.

     HOTMETAL COMPETITION

     HoTMetaL faces strong competition from products such as Microsoft's FrontPage, Macromedia's Dreamweaver and Adobe's GoLive. As a result, HoTMetaL revenues have declined in recent quarters. As we focus our efforts on our XML products, we expect sales of HoTMetaL to continue to decline.

     RESEARCH AND DEVELOPMENT

     During the years ended September 30, 2001, 2000 and 1999, we spent $2.1 million, $2.0 million and $1.1 million respectively, on research and development activities, no part of which was borne directly by any customer. These amounts represent 37.2%, 45.7% and 32.5%, respectively, of revenue in each of those periods. We believe our current investment in research and development is at the appropriate level to attain our strategic objectives and we expect our overall research and development spending to stabilize in future periods.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the  proprietary  rights of others.  We rely on a  combination  of trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently own no patents. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license or "shrinkwrap" agreements that impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important to establishing and maintaining a technology leadership position than legal protections.

     We also have rights in the trademarks that we use to market our products. These trademarks include SoftQuad, HoTMetaL PRO, MarketAgility Enterprise, MarketAgility Express, MarketAgility and XMetaL. We have applied to register our trademarks in the United States, Canada, the United Kingdom and the European Union, Australia, New Zealand, South

Africa, South Korea, Taiwan, China, Hong Kong and Japan. We have received registrations for SoftQuad, HoTMetaL, XMetaL and MarketAgility, among others.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our proprietary rights, our business, operating results and financial condition could be materially adversely affected.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us with respect to our current or future products. We expect that developers of Web-based commerce software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect our business, financial condition and operating results.

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. If we cannot maintain licenses to key third-party software, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

REVENUES

     We presently derive revenues from the sale of software product licenses for our HoTMetaL and XMetaL products, from professional services related to our XMetaL products, as well as from support and maintenance agreements. Our HoTMetaL product is priced at $99 per license and XMetaL is priced at $495 per license. Product license revenue is recognized on delivery if an agreement exists with a fixed or determinable fee and collection of the related receivable is reasonably assured. We also derive revenues from product upgrades. HoTMetaL customers generally do not purchase annual maintenance agreements, while the majority of XMetaL customers do purchase annual maintenance agreements. The pricing of maintenance agreements is based on a percentage of the associated product license agreement. We record cash receipts under maintenance agreements as deferred revenue. Deferred revenue is recognized as support revenue on a straight line basis over the term of the maintenance agreements, typically one year. The timing and amount of cash receipts from clients can vary significantly depending on specific payment and contract terms and can have a significant impact on the amount of deferred revenue in any given period.

     Cost of revenue consists of costs to manufacture, package and distribute products and related documentation, royalties to third party vendors along with costs associated with our product solution and customer service groups. Since inception, we have incurred substantial costs to develop our technology and products, and to recruit and train engineering, sales and marketing, and administrative personnel. As a result, we have incurred net losses in each fiscal quarter since inception except for the quarter ended December 31, 1998. At September 30, 2001, we had an accumulated deficit of $25.0 million.

GOVERNMENT REGULATION

     We are not currently subject to direct regulation other than federal, state and provincial regulations generally applicable to businesses. Changes in the regulatory environment relating to the Computer, Software or Internet industries could have a negative effect on our business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to pricing and characteristics of products or services. We cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on our business. Additionally, legislative proposals from international, federal, state and provincial governmental bodies in the areas of content regulation, intellectual property and privacy rights, as well as federal and state tax issues could impose additional regulations and obligations upon all software developers. We cannot predict the likelihood that any such legislation will pass, or the financial impact, if any, the resulting regulation or taxation may have.

EMPLOYEES

     As of December 31, 2001, we had a total of 100 full-time employees. Of these employees, 31 were in development and product management, 24 in sales and marketing, 21 in our product solution services and customer support services groups, and 24 in finance, information technology, and administration. Our future success depends in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our product solution services, product development, sales, marketing and business development activities. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe relations with our employees are good.

OFFICE LOCATIONS

     We maintain our principal executive offices at 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada, which consists of approximately 8,541 square feet of office space under a lease expiring March 31, 2003. Our research and development group is primarily located in a 10,697 square foot facility located in Vancouver, Canada under a lease expiring August 30, 2002. Our Product Solution Services group is located in a 2,300 square foot facility located in Petaluma, California under a lease expiring January 1, 2004. We lease 3,000 square feet of office space for our European headquarters in London, England, under a 5-year lease expiring May 31, 2005. We also lease less than 1,000 square feet of executive office space in Seattle, Washington, on a month to month basis.

LEGAL PROCEEDINGS

     We are not a party to any pending material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets out certain information regarding the directors, executive officers and key employees of SoftQuad Software, Ltd. as of January 31, 2002.


             NAME                    AGE                        POSITION
-----------------------------  ---------------  -------------------------------------------------
Roberto Drassinower (1)               37        Chief Executive Officer and Director
David R. Lewis                        56        Chief Financial Officer, Secretary and Treasurer
Bruce Sharpe                          47        Chief Technology Officer
Peter Sharpe                          49        Chief Scientist
Nick Mongston                         40        Managing Director, SoftQuad Limited
Laura Wallace                         40        Vice President and General Manager North America
Joan Dea (2) (3)                      37        Director
Brock Armstrong (3)                   54        Director
Lawrence Goldberg                     46        Director

(1)  Member of the Executive Committee
(2)  Member of the Compensation Committee
(3)  Member of the Audit Committee


ROBERTO DRASSINOWER has served as the President and Chief Executive Officer of SoftQuad Canada since its inception in October 1998. He was also appointed to the same positions with SoftQuad Software, Ltd. and elected as a director of SoftQuad Software, Ltd. on its inception in April 2000. He began his career with SoftQuad in January 1996, when it was part of SoftQuad International Inc. Over the last three years, Mr. Drassinower has been instrumental in refocusing our business on our XML products. From January 1995 to December 1995, Mr. Drassinower served as President of Carolian Systems, a UNIX network management company. While with Carolian Systems, Mr. Drassinower was responsible for research and development, technical support and developing a successful corporate sales team serving customers such as Compaq, Pepsi and 3M. Mr. Drassinower has worked in the software industry since 1985 and has over seven years experience managing technology businesses. In addition, Mr. Drassinower has over five years experience as a software engineer and systems designer.

DAVID R. LEWIS, B.Eng., CA, has served as the Chief Financial Officer, Secretary, and Treasurer of SoftQuad Software, Ltd. since November 2000. Mr. Lewis, has nearly 30 years of business experience including more than 15 years in the high-tech industry with specific software and Internet experience in the B2C and B2B global marketplaces. Since 1992, he has been CFO to a number of publicly-listed companies, accumulating strong global experience in the software and B2C/B2B marketplaces. Prior to joining SoftQuad, from July 1999 to October 2000 he was CFO, Corporate Secretary, and Treasurer for SUMmedia.com Inc., a publicly traded (OTC Bulletin Board: ISUM), global, internet media and marketing company in the content management applications and solution sectors. From March 1999 to July 1999, Mr. Lewis was Chief Financial Officer of Alya International, Inc. (OTCBB: ALYA), a publicly listed software company engaged in the electronic security industry. From March 1998 to December 1999, Mr. Lewis was Chief Financial Officer, Corporate Secretary, and Director of Net Nanny Software International Inc. (V. NNS; OTCBB:NNSWF), a publicly listed software company involved in the personal computer e-commerce business. From September 1996 to February 1998, Mr. Lewis was Chief Financial Officer, Director and Corporate Secretary for Big Server Software Inc., a software company which developed enterprise-wide business databases. From July 1994 to February 1996, Mr. Lewis was Chief Financial Officer of Weir Jones Automotive Inc., a developer of patented automotive security devices. Mr. Lewis is a Chartered Accountant and holds a Bachelor of Engineering from Dalhousie University.

BRUCE SHARPE has served as the Chief Technology Officer of SoftQuad Canada since its inception in October 1998. He was appointed to the same position with SoftQuad Software, Ltd., and was a director of SoftQuad Software, Ltd. from its inception until November 2, 2000. He held the position of Chief Technology Officer when our business was conducted by SoftQuad International Inc. from January 1996 to October 1998. His responsibilities include product development activities, product design, feature selection, project management and quality assurance. From October 1993 to December 1995, Mr. Sharpe was the Director of R&D at Gravis Computer Technologies Ltd., a manufacturer of PC peripherals. Mr. Sharpe holds a Ph.D. in mathematics from the University of British Columbia. He is the brother of Peter Sharpe.

PETER SHARPE has served as the Chief Scientist of SoftQuad Canada since its inception in October 1998. He was appointed to the same position with SoftQuad Software, Ltd. on its inception in April 2000. He held the same position when our business was conducted by SoftQuad International Inc. from August 1996 to October 1998. Mr. Sharpe is the head designer and lead programmer of our products, including HoTMetaL and XMetaL. Mr. Sharpe was one of the founders of SoftQuad International Inc., and held the position of Director of SGML Development from February 1986 to May 1996. Mr. Sharpe was one of the original creators of XML and worked with other industry participants to define the XML standard as a founding member of the World Wide Web Consortium and its XML Technical Working Group. Mr. Sharpe holds a Masters of Science-Mathematics from the University of Toronto. He is the brother of Bruce Sharpe.

NICK MONGSTON has served as Managing Director of SoftQuad Ltd. (our UK subsidiary) since December 1999. From 1996 to 1999, Mr. Mongston served as UK sales and marketing manager and from 1991 to 1996 he served as Dealer Account Manager for Bayer Corporation (AGEA Division) in London, England. During this time, Mr. Mongston was responsible for functional and strategic management of the sales and marketing function.

LAURA WALLACE joined SoftQuad in June 2000 as Director of Business Development and was subsequently promoted to Vice President, Business Development. Since
August 2001, she has served as Vice President and General Manager, North America. From February 1996 through May 2000, Ms. Wallace was with Lotus Development Corp., a provider of knowledge management, e-business, desktop, and collaborative software, and professional services, where she held increasingly senior roles, most recently as Regional Director for Lotus' Western Region. Ms. Wallace has over eighteen years of industry experience, including ten years at IBM in product development, sales and sales management. Ms. Wallace is a graduate of Vassar College with a Bachelor of Arts degree in Mathematics and Computer Science.

JOAN DEA has been a director of SoftQuad Software, Ltd. since June 2000. Ms. Dea is currently a Vice President and an officer of The Boston Consulting Group ("BCG"). Ms. Dea became an officer of BCG in 1994 after its merger with The Canada Consulting Group. She had been with Canada Consulting since 1989 and was a manager at the time of the merger. At BCG, Ms. Dea has co-led the development of BCG's global e-ventures business, which incubates and builds e-commerce businesses. Some of the e-commerce ventures Ms. Dea has been instrumental in building include a comprehensive consumer electronics navigation and retail site, a licensing marketplace for pharmaceutical companies and a B2B exchange. Ms. Dea also has extensive international consulting experience assisting corporations improve their competitiveness and performance. From 1995 to 1999, Ms. Dea built and led BCG's Canadian financial services practice. Ms. Dea holds a B.A. Economics and Political Science from Yale University and an MSc Economics (International Relations) from the London School of Economics.

LAWRENCE GOLDBERG has been a director of SoftQuad Software, Ltd. since November 2000. Mr. Goldberg has been the Executive Vice President and Chief Financial Officer of Pinetree Capital Corporation since February 2000. From September 1996 to January 2000, Mr. Goldberg was Chief Financial Officer of KL Group Inc., a company selling Java related development tools and components. From February 1995 to June 1996, he was Senior Vice President of Newstar Technologies Inc., which developed and sold application software directed at the commercial/residential property management industry. Mr. Goldberg, a Chartered Accountant, brings with him over 20 years of experience in the software industry. In addition to his responsibilities at Pinetree, Mr. Goldberg sits on the Boards of many of Pinetree's investee companies, acting as an advisor to management of those companies.

BROCK ARMSTRONG has been a director of SoftQuad Software, Ltd. since November 2000. Mr. Armstrong is President and Chief Executive Officer of DC DiagnostiCare Inc. since January 2000. From October 1998 to December 1999, Mr. Armstrong was President of ING Equitable Life and Chief Executive Officer - Annuities of ING US Retail Financial Services, both US subsidiaries of ING Group, a global financial services company. From April 1997 to October 1998, Mr. Armstrong was Senior Vice President of The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. From August 1994 to April 1997 Mr. Armstrong was Executive Vice President of London

Insurance Group, a Canadian financial services company with operations in Canada, the United States and Asia. Mr. Armstrong is a Chartered Accountant and holds an Honours Bachelor of Business Administration degree from the University of Western Ontario.

BOARD OF DIRECTORS

     There currently are four directors of SoftQuad Software, Ltd. Directors hold office until the next annual meeting of stockholders or until their successors are elected or appointed. Executive officers are appointed by and serve at the discretion of the board of directors.

     BOARD COMMITTEES

     The board of directors currently has an audit committee consisting of Joan Dea and Brock Armstrong, neither of whom is an employee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions.

     The board of directors also has a compensation committee consisting of Joan Dea and Roberto Drassinower with the intention of adding another independent member in the near future. The compensation committee makes recommendations regarding compensation and benefits, including stock options, given to our employees.

     DIRECTOR COMPENSATION

     On June 4, 2001, the Compensation Committee recommended and the board of directors approved (retroactive to October 1, 2000) providing cash compensation to the non-executive directors in the amount of $750 per meeting attended. The non-executive members of the Audit and Compensation Committees also receive per meeting compensation in the amounts of $525 and $600 respectively. In addition, members are reimbursed for actual and reasonable out of pocket expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our 2000 Stock Option Plan and may receive options at the discretion of the board of directors. For a description of this plan, please see "Stock Option Plan." On February 25, 2000, in consideration for their agreement to serve as directors, we granted to each of Sheldon Inwentash and Michael Mendelson (or their nominees), and Joan Dea options to purchase 80,000 shares of common stock, all at an exercise price of $1.44 per share. Messrs. Inwentash and Mendelson are no longer directors. The options granted to Mr. Mendelson have been cancelled. On July 27, 2000, in consideration for his agreement to serve as a director, we granted to Robert Bagga options to purchase 80,000 shares of common stock, at an exercise price of $7.50 per share. These options have been cancelled. On December 13, 2000, in consideration for their agreement to serve as directors, we granted to each of Lawrence Goldberg and Brock Armstrong options to purchase 80,000 shares of common stock, all at an exercise price of $3.25 per share. All of these options become exercisable as to one-third of the underlying shares on each of the yearly anniversaries of the date of grant. They expire ten years from the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth, for 2001, 2000 and 1999, information concerning total compensation paid to our chief executive officer and the 5 other most highly paid executive officers who received in excess of $100,000 for services rendered during the fiscal year ended September 30, 2001, in all capacities to SoftQuad (the "Named Executive Officers"). In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits totaling less than 10% of the total salary and bonus reported. The columns for "Other Annual Compensation" and "All Other Compensation" have been omitted because there is no such compensation required to be reported.

                           Summary Compensation Table
                           --------------------------
                                                                                                 Long-Term Compensation
                                                                                                         Awards
                                                             Annual Compensation                  Number of Securities
Executive                                  Year      Salary       Bonus           Other            Underlying Options
----------------------------------------- -------- ----------- ----------- -------------------- --------------------------
Roberto Drassinower                       2001       $200,000     $ 60,000               --                  --
Chief Executive Officer                   2000       $102,092     $ 77,050         $120,000(1)           400,000
                                          1999       $ 80,000     $ 27,000               --              550,010
Andrew Muroff - President(2)              2001       $150,000                            --                   --
David Lewis - Chief Financial Officer     2001       $132,500     $ 45,000               --              100,000
Bruce Sharpe - Chief Technology Officer   2001       $130,000     $ 39,000               --                   --
                                          2000       $ 80,400     $ 30,150               --               50,000
                                          1999       $ 66,000                            --              333,330
Peter Sharpe - Chief Scientist            2001       $130,000     $ 39,000               --                   --
                                          2000       $ 80,400     $ 30,150               --               50,000
                                          1999       $ 66,000           --               --              333,330
Laura Wallace - Vice President and        2001       $130,000     $ 70,000               --                   --
  General Manager North America           2000       $ 43,333     $ 23,333               --               40,000

(1)  Represents housing loan.
(2)  Mr. Muroff's employment with SoftQuad terminated on August 31, 2001.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during the fiscal year ended September 30, 2001 to the Named Executive Officers. The percentage of total options set forth below is based on an aggregate of 743,070 options granted to employees during the fiscal year ended September 30, 2001. The exercise price was equal to the market value on the date of grant as determined by our Board of Directors.

                          OPTION GRANTS IN FISCAL 2001
                               (INDIVIDUAL GRANTS)

                  Number of          Percent of
                  Securities         Total Options
                  Underlying         Granted to       Exercise
                    Options          Employees in       Price       Expiration
Name                Granted          Fiscal 2001      ($/Share)        Date

David Lewis         100,000              13%          $  5.75       11/01/2011

OPTION VALUES

     The following table sets forth the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of September 30, 2001. No officer exercised any options during the fiscal year ended September 30, 2001. The value of unexercised in-the-money options is based on the fair market value of our common stock on September 28, 2001 of $0.95, as quoted on the OTC Bulletin Board, minus the actual exercise price.


                                                                            Value of Unexercised
                          Number of Securities Underlying                   In-the-Money Options at
                         Unexercised Options at September 30, 2001          September 30, 2001 ($)
                         -----------------------------------------          ----------------------
                         Exercisable        Unexercisable                   Exercisable         Unexercisable
Roberto Drassinower        578,343             371,667                       $421,400            $ 99,700
David Lewis                     --             100,000                       $      0            $      0
Bruce Sharpe               279,997             103,333                       $249,500            $ 66,500
Peter Sharpe               279,997             103,333                       $249,500            $ 66,500
Laura Wallace               13,333              26,667                       $      0            $      0


STOCK OPTION PLAN

     SHARES SUBJECT TO THE OPTION PLAN AND ELIGIBILITY

     The Plan authorizes the grant of options to purchase a maximum of 5,500,000 shares of SoftQuad's Common Stock (subject to adjustment as described below) to employees (including officers and directors who are employees) and non-employee directors of, and consultants to, SoftQuad. Upon expiration, cancellation, termination of unexercised options or forfeiture of the options the shares of SoftQuad's Common Stock subject to such options will again be available for the grant of options under the Plan. All of the employees of SoftQuad are currently eligible to receive grants of options under the Plan.

     TYPE OF OPTIONS

     Options granted under the Plan may either be incentive stock options ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options which do not qualify as ISOs ("NQSOs"), provided that ISOs may only be granted to employees of SoftQuad, any parent or subsidiary whether existing at the formation of the Plan or acquired or formed afterwards.

     ADMINISTRATION

     The Plan is administered by a committee of the Board of Directors (the "Committee") consisting of at least two members of the Board, each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. It is also intended that each member of the Committee will be an "outside director" within the meaning of Section 162(m) of the Code. The current members of the Committee are Joan Dea and Brock Armstrong.

     Among other things, the Committee is empowered to determine, within the express limits contained in the Plan: the employees and consultants to be granted options, the times when options shall be granted, whether an option is to be an ISO or a NQSO, the number of shares of Common Stock to be subject to each option, the exercise price of each option, the term of each option, the date each option shall become exercisable as well as any terms, conditions or installments relating to the exercisability of each option, whether and under what conditions to accelerate the date of exercise of any option or installment, the form of payment of the exercise price, the amount, if any, required to be withheld with respect to an option and, with the consent of the optionee, to modify an option. The Committee is also authorized to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for administering the Plan and to construe the Plan.

     In addition, concurrently with the award of an option, the Committee may authorize the award of additional options (the "Reload Options") to an optionee. Such Reload Options would grant the Optionee the right to purchase shares of Common Stock in an amount equal to the sum of (1) the number of shares of Common Stock, if any, used to pay the exercise price of the option and (2) the number of shares of Common Stock used to satisfy any tax withholding requirement related to the exercise of the option.

     TERMS AND CONDITIONS OF OPTIONS

     Options granted under the Plan will be subject to, among other things, the following terms and conditions:

     (a) The exercise price of each option will be determined by the Committee; provided, however, that the exercise price of an ISO, or any option intended to satisfy the performance-based compensation exemption to the deduction limitation under Section 162(m) of the Code, may not be less than the fair market value of SoftQuad's Common Stock on the date of grant (110% of such fair market value if the optionee owns (or is deemed to own) more than 10% of the voting power of SoftQuad).

     (b) Options may be granted for terms determined by the Committee; provided, however, that no option shall be exercisable after the expiration of ten (10) years (five (5) years if the optionee owns (or is deemed to own) more than 10% of the voting power of SoftQuad) from the date of grant of the option.

     (c) The maximum number of shares of SoftQuad's Common Stock for which options may be granted to any optionee in any calendar year is 400,000. In addition, the aggregate fair market value of shares with respect to which ISOs (whether Plan or non-Plan options) may be granted to an employee which are exercisable for the first time during any calendar year may not exceed $100,000.

     (d) The exercise price of each option is payable in full upon exercise or, if the Committee permitted such exercise in its grant, in installments. Payment of the exercise price of an option may be made in cash, in shares of SoftQuad's Common Stock, by SoftQuad's withholding from the purchased shares an amount having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised or any form of cashless exercise.

     (e) Options may not be transferred other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee, unless the Committee receives evidence satisfactory to it that a person entitled to exercise any option is, at the time when such option becomes exercisable, a minor or is physically or mentally incompetent to receive such option and give a valid release thereof, at which time the option may be exercised by a person or institution maintaining or having custody of such optionee.

     (f) Except as may otherwise determined by the Committee at the time of grant, if the optionee's relationship with SoftQuad as an employee or consultant is terminated for any reason, the option may be exercised, to the extent exercisable at the time of termination of such relationship, within ninety (90) days thereafter or within ninety (90) days of the registration of the underlying shares under the Securities Act, whichever is later. If employment is terminated due to death or disability, the optionee or the optionee's representative has one (1) year to exercise the option. If an optionee is both an employee (or consultant) and a director of SoftQuad and/or any parent or subsidiary he or she shall be considered to have incurred termination of employment or service only upon the termination of service both as an employee (or consultant) and as a director.

     (g) SoftQuad may withhold a portion of the optionee's salary and/or shares of SoftQuad's Common Stock having an aggregate value equal to the amount which SoftQuad determines is necessary to meet its obligations to withhold any federal, state and/or local taxes. Alternatively, SoftQuad may require the optionee to pay SoftQuad such amount, in cash, promptly upon demand.

     ADJUSTMENT IN EVENT OF CAPITAL CHANGES OR CHANGES OF CONTROL

     Appropriate adjustments will be made in the number and kind of shares subject to each outstanding option and the exercise prices of such options in the event of any change in SoftQuad's Common Stock by reason of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares or otherwise.

     Upon (i) the merger or consolidation of SoftQuad with or into another entity if provision is not made to continue the options, or to substitute new options for the options granted under the Plan; (ii) the dissolution, liquidation or sale or other disposition of all or substantially all the assets of SoftQuad to a person unrelated to SoftQuad or to a direct or indirect owner of a majority of the voting power of SoftQuad's then outstanding voting securities; or (iii) the change in control of SoftQuad (defined as occurring when a person or entity not currently a fiduciary holding securities under an employee benefit plan of SoftQuad, a subsidiary of SoftQuad, or a person who is a ten percent (10%) or greater stockholder of SoftQuad on the date of stockholder approval of the Plan, becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) or more of the combined voting power of SoftQuad's then outstanding securities, unless the acquiring entity is owned, directly or indirectly, by the stockholders of SoftQuad in substantially the same proportions as their ownership of SoftQuad), the holder of any option granted under the Plan and still outstanding shall have the right immediately prior to the change of control to exercise such Options in whole or in part without regard to any installment provision, provided that, other than the passage of time, all conditions precedent to the exercise of the options shall have occurred.

     DURATION AND AMENDMENT OF THE PLAN

     No option may be granted under the Plan after February 25, 2010. The Board of Directors may at any time amend, suspend or terminate the Plan; provided that, to the extent required by applicable law, rule or regulation, no amendment shall be made unless such amendment is made with the approval of the stockholders of SoftQuad. Except as provided in the Plan, no amendment, suspension or termination of the Plan shall adversely affect or impair the rights of any optionee without his or her consent.

EMPLOYMENT AGREEMENTS

     We have an employment agreement with our Chairman and Chief Executive Officer, Roberto Drassinower, that commenced on October 1, 2000 and will continue indefinitely until the first to occur of the death or disability of Mr. Drassinower, the termination of the agreement by us or the termination of the agreement by Mr. Drassinower. Mr. Drassinower's base annual salary is US $200,000, subject to increase by the board of directors. In addition, if certain performance goals established by the Compensation Committee are met, Mr. Drassinower may receive an amount equaling up to 30% of his annual base salary as an annual bonus. The agreement contains customary non-disclosure and non-compete provisions. Pursuant to the agreement, SoftQuad provided relocation assistance to Mr. Drassinower which included, among other things, an interest free $120,000 loan for the purchase of a home. The employment agreement also provides for certain benefits including an automobile allowance and termination benefits of up to two year's salary and bonus and the immediate vesting of all unvested options upon termination of the agreement under certain circumstances.

     We have an employment agreement with our Chief Financial Officer, David R. Lewis, that commenced on February 1, 2001 and will continue indefinitely until the death or disability of Mr. Lewis, the termination of the agreement by us or the termination of the agreement by Mr. Lewis. Mr. Lewis' base annual salary is US $150,000, subject to increase by Mr. Lewis' superior and ratification of the increase by the board of directors. In addition, if certain performance goals established by the Compensation Committee are met, Mr. Lewis may receive an amount equaling up to 30% of his annual base salary as an annual bonus. In addition, pursuant to the agreement, Mr. Lewis was granted options to purchase 100,000 shares of common stock at US $5.75 per share. The agreement contains customary non-disclosure and non-compete provisions. The employment agreement also provides for termination benefits of up to one year's salary, prorated earned annual bonus and the immediate vesting of all unvested options upon termination of the agreement under certain circumstances. Upon a change of control of SoftQuad, all Mr. Lewis' unvested options shall immediately vest and become exercisable.

     We have an employment agreement with our Chief Technology Officer, Bruce Sharpe, that commenced on November 1, 2000 and will continue indefinitely until the death or disability of Mr. Sharpe, the termination of the agreement by us or the termination of the agreement by Mr. Sharpe. Mr. Sharpe's base annual salary is US $130,000, subject to increase by Mr. Sharpe's superior and ratification of the increase by the board of directors. In addition, if certain performance goals established by the Compensation Committee are met, Mr. Sharpe may receive an amount equaling up to 30% of his annual base salary as an annual bonus. The agreement contains customary non-disclosure and non-compete provisions. The employment agreement also provides for termination benefits of up to one year's salary, prorated earned annual bonus and the immediate vesting of all unvested options upon termination of the agreement under certain circumstances. Upon a change of control of SoftQuad, all Mr. Sharpe's unvested options shall immediately vest and become exercisable.

     We have an employment agreement with our Chief Scientist, Peter Sharpe, that commenced on November 1, 2000 and will continue indefinitely until the death or disability of Mr. Sharpe, the termination of the agreement by us or the termination of the agreement by Mr. Sharpe. Mr. Sharpe's base annual salary is US $130,000, subject to increase by Mr. Sharpe's superior and ratification of the increase by the board of directors. In addition, if certain performance goals established by the Compensation Committee are met, Mr. Sharpe may receive an amount equaling up to 30% of his annual base salary as an annual bonus. The agreement contains customary non-disclosure and non-compete provisions. The employment agreement also provides for termination benefits of up to one year's salary, prorated earned annual bonus and the immediate vesting of all unvested options upon termination of the agreement under certain circumstances. Upon a change of control of SoftQuad, all Mr. Sharpe's unvested options shall immediately vest and become exercisable.

     We have an employment agreement with the Vice President and General Manager, North America, Laura Wallace that commenced on June 5, 2000 and will continue indefinitely until the death or disability of Ms. Wallace, the termination of the agreement by us or the termination of the agreement by Ms. Wallace. Ms. Wallace's base annual salary is $130,000 , subject to increase by Ms. Wallace's superior and ratification of the increase by the board of directors. In addition, if certain performance goals established by the Compensation Committee are met, Ms. Wallace may receive an amount equaling up to $70,000 as an annual bonus. Pursuant to the agreement, Ms. Wallace was granted options to purchase 40,000 shares of common stock at $7.50 per share. The agreement contains customary non-disclosure and non-compete provisions. The employment agreement also provides for termination benefits of up to one year's salary, prorated earned annual bonus and the immediate vesting of all unvested options upon termination of the agreement under certain circumstances. Upon a change of control of SoftQuad, all Ms. Wallace's unvested options shall immediately vest and become exercisable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets out information known to us regarding the beneficial ownership of our common stock as of December 31, 2001 by:

     o each person known to us to be the beneficial owner of more than 5% of our common stock, Class A preferred stock or Class B preferred stock or the exchangeable stock of SoftQuad Acquisition Corp.;

     o    each of our directors and Named Executive Officers; and

     o    all of our directors and executive officers as a group.

     The number of shares of common stock deemed to be beneficially owned by the respective person or entity in the table below and in "Selling Stockholders" includes shares issuable upon the exchange of exchangeable shares of SAC, conversion of preferred stock, and the exercise of options and warrants held by the respective person or entity that may be exchanged, converted or exercised within 60 days after December 31, 2001. For purposes of calculating each person's or entity's percentage ownership, the number of outstanding shares includes the 13,837,448 shares of common stock and 3,086,710 exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a one-for-one basis with, shares of common stock) outstanding on December 31, 2001, plus shares issuable upon the conversion or exercise of that person's or entity's preferred stock, options and warrants that are convertible or exercisable within 60 days after December 31, 2001. Except as indicated in the footnotes below, to our knowledge, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned by them. Footnotes to the table describe whether any of the shares beneficially owned are issuable upon the exchange of exchangeable shares of SAC or the conversion of preferred stock or the exercise of warrants.

     The address of each person known by us to be the beneficial owner of more than 5% of our common stock is included in the footnotes.

                                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS                                                      BENEFICIAL OWNERSHIP    PERCENT OF CLASS
--------------------------------------------------------------------- ----------------------- ------------------------
James Clark (2)                                                                    3,220,285           19.0%

Mark Valentine (1)                                                                 2,675,096           14.3%

Pinetree Capital Corporation (3)                                                   2,670,560           15.8%

VC Advantage Limited  Partnership,  Thomson Kernaghan & Co.                        1,675,096            9.9%
Ltd. and CALP II LP (4)

Vision Capital Investments (5)                                                     1,062,572            6.0%

Roberto Drassinower (5)                                                              959,536            5.7%

Bruce Sharpe (6)                                                                     509,524            3.0%

Peter Sharpe (6)                                                                     509,524            3.0%

Joan Dea (8)                                                                          73,333            0.4%

David Lewis (9)                                                                       33,333            0.2%

Lawrence Goldberg (10)                                                                31,667            0.2%

Brock Armstrong (10)                                                                  26,667            0.2%

Laura Wallace (11)                                                                    13,333            0.1%

All current directors and executive  officers of SoftQuad as a group               2,196,917           13.0%
(9 persons) (12)


(1) Mr. Clark's address is Prasanmir Place 164/5 Sukhimrit Soi 23 Bangkok, Thailand 10110. Information from a Schedule 13D filed by Mr. Clark has been used to complete this table.

(2) Consists of 1,675,096 shares owned by VC Advantage Limited Partnership, Thomson Kernaghan & Co. Ltd. and CALP II LP (as described in Note (4) below) and 1,000,000 shares owned by Thomson Kernaghan as agent for others. Each of the stockholders has advised us that Mr. Valentine is their controlling stockholder. Mr. Valentine disclaims beneficial ownership of such shares. Mr. Valentine's address is c/o Thomson Kernaghan & Co. Limited, 120 Adelaide Street West, Suite 1600, Toronto, Ontario Canada, M5H 1T1.

(3) Includes 1,570,560 shares of exchangeable stock of SAC. Pinetree's address is 130 King Street West, Suite 2810, Toronto, Ontario M5X 1A9, Canada. We have been advised by Pinetree that its controlling stockholder is Sheldon Inwentash. Information from a Schedule 13D jointly filed with the Securities and Exchange Commission by Pinetree and Sheldon Inwentash on December 29, 2000, has been used to complete this table.

(4) Two executive officers of Thomson Kernaghan (including its Chairman) also are executive officers of the general partner of VC Advantage Limited Partnership and the general partner of CALP II LP. Accordingly, Thomson Kernaghan, VC Advantage and CALP II may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under an agreement with SoftQuad (the "TK Conversion Cap Agreement"), Thomson Kernaghan, VC Advantage and CALP II agreed not to have the right to convert any preferred stock or exercise any warrant or special warrant if, after having given effect to the conversion or exercise, all of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II, considered as a group, would beneficially own 6,509,874 shares of common stock, including 2,506,738 shares of common stock issuable upon conversion of preferred stock and 1,772,634 shares of common stock issuable upon exercise of warrants. The address for each of Thomson Kernaghan, VC Advantage and CALP II is c/o Thomson Kernaghan & Co. Limited, 120 Adelaide Street West, Suite 1600, Toronto, Ontario Canada, M5H 1T1. Information from a Schedule 13G jointly filed with the Securities and Exchange Commission by VC Advantage Limited Partnership, Thomson Kernaghan & Co. Limited and CALP II LP on September 6, 2000 has been used to complete this table.

(5) Includes 277,778 shares of common stock issuable upon the exercise of warrants and 434,794 shares of common stock issuable upon conversion of preferred stock. We have been advised by the stockholder that its controlling stockholder is Chan To. Vision Capital Investment's address is Buckingham Square, Penthouse, West Bay Road SMB, P.O. Box 1159 GT, Cayman Islands.

(6) Consists of 142,860 exchangeable shares of SAC and 816,676 shares of common stock issuable upon exercise of options.

(7) Consists of 142,860 exchangeable shares of SAC and 366,664 shares of common stock issuable upon exercise of options.

(8) Consists of 73,333 shares of common stock issuable upon exercise of options.

(9) Consists of 33,333 shares of common stock issuable upon exercise of options.

(10) Includes 26,667 shares of common stock issuable upon exercise of options.

(11) Consists of 13,333 shares of common stock issuable upon exercise of options.

(12) Consists of 428,580 exchangeable shares of SAC and 1,768,337 shares of common stock issuable upon exercise of options. Does not include 1,570,560 exchangeable shares of SAC owned by Pinetree. Lawrence Goldberg, a director of SoftQuad, is an Executive Vice President of Pinetree.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of January 31, 2002 and the number of shares of common stock being offered by the selling stockholders. Unless the context indicates otherwise, as used in this registration statement, the term "common stock" includes shares of SoftQuad Acquisition Corp., a subsidiary of SoftQuad, that are exchangeable at any time into, and have voting rights equivalent to the common stock. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. The information under the columns "Number of Shares to be Beneficially Owned After the Offering" and "Percent of Class After the Offering" is provided in accordance with SEC rules and is based on 23,079,599 shares of common stock outstanding after the offering on the assumption that:

     o all of the shares that may be offered by the selling stockholders actually are sold;

     o the selling stockholders do not acquire beneficial ownership of any other shares or dispose of any shares other than in this offering; and

     o    we do not issue or cancel any other shares.

     Footnotes to the table describe (i) the nature of any position, office or other material relationship which a selling stockholder has had with SoftQuad Software, Ltd. or any of its predecessors or affiliates and (ii) whether any of the shares beneficially owned are issuable upon the exchange of exchangeable shares of SAC or conversion of the preferred stock or the exercise of warrants.

                                                  --------------------------------------------------------------------
                                                                                         NUMBER OF
                                                     NUMBER OF                          SHARES TO BE
                                                      SHARES                           BENEFICIALLY     PERCENT OF
                                                    BENEFICIALLY    NUMBER OF SHARES    OWNED IF ALL     THE CLASS
                                                    OWNED BEFORE       THAT MAY BE       SHARES ARE      AFTER THE
NAME                                                THE OFFERING         OFFERED            SOLD          OFFERING
------------------------------------------------- ----------------- ------------------ --------------- ---------------
VC Advantage Limited Partnership,                    6,358,542         5,307,496         1,051,046           4.3%
Thomson Kernaghan & Co. Limited and
CALP II LP(1)

Pinetree Capital Corporation (2)                     2,670,560         2,670,560                --            --

Vision Capital Investments (3)                       1,062,572         1,062,572                --            --

Thomson Kernaghan & Co.                              1,000,000         1,000,000                --            --
Limited (as agent) (4)

Roberto Drassinower (5)                                959,536           142,860           816,676           3.3%

Bruce Sharpe (6)                                       509,524           142,860           366,664           1.5%

Peter Sharpe (6)                                       509,524           142,860           366,664           1.5%

Signature Explorer Fund (7)                            500,010           500,010                --            --

Jonathan Sachs (8)                                     442,860           442,860                --            --

O'Donnell Canadian Emerging                            420,000           420,000                --            --
Growth Fund (9)

NewKidCo. International (10)                           351,850           351,850                --            --

Beacon M. International (11)                           294,957           294,957                --            --

Beluga NV (12)                                         250,002           250,002                --            --

Bissett & Associates (13)                              199,500           199,500                --            --

Acuity Investment Management Inc. (14)                 160,005           160,005                --            --

David Sack                                             150,000           150,000                --            --

Tropical Cave (Bahamas) Ltd (15)                       150,000           150,000                --            --

Lauren Wood (16)                                       142,860           142,860                --            --

David Ngo                                              130,223           130,223                --            --

Richard Russell                                        130,223           130,223                --            --


                                       46

                                                  --------------------------------------------------------------------
                                                                                         NUMBER OF
                                                     NUMBER OF                          SHARES TO BE
                                                      SHARES                           BENEFICIALLY     PERCENT OF
                                                    BENEFICIALLY    NUMBER OF SHARES    OWNED IF ALL     THE CLASS
                                                    OWNED BEFORE       THAT MAY BE       SHARES ARE      AFTER THE
NAME                                                THE OFFERING         OFFERED            SOLD          OFFERING
------------------------------------------------- ----------------- ------------------ --------------- ---------------
Jay DiSilvestri                                        130,223           130,223                --            --

David Susal                                            130,223           130,223                --            --

Allan Syiek                                            130,223           130,223                --            --

Christopher White                                      130,223           130,223                --            --

Devin Huber (17)                                       121,000           121,000                --            --

F.G. Ghantous Investments Inc. (18)                    120,000           120,000                --            --

Infotech Capital Ventures, Inc. (19)                   118,469           118,469                --            --

Royal Trust Corporation of Canada                      105,105           105,105                --            --
 for PH&N Canadian Equity
 Pension Trust (20)

Ansbacher (Bahamas) Limited (21)                       100,005           100,005                --            --

Casurina Limited Partnership (22)                      100,005           100,005                --            --

Lawvest Company Limited (23)                           100,005           100,005                --            --

Peconic Fund, Ltd. (24)                                100,005           100,005                --            --

Allan Guttman (25)                                     100,000           100,000                --            --

Bob Simon (25)                                         100,000           100,000                --            --

Digital Capital Ventures, Inc. (26)                     98,469            98,469                --            --

Royal Trust Corporation of Canada                       93,450            93,450                --            --
   for PH&N Canadian
   Small Float Fund (27)

Royal Trust Corporation of Canada                       81,600            81,600                --            --
   for PH&N Canadian
   Equity Fund (28)

Claret Asset Management Corp. (29)                      80,010            80,010                --            --

Vincent Vazquez                                         75,000            75,000                --            --

Nick Mylonakis (30)                                     71,100            71,100                --            --

Royal Bank of Canada (31)                               69,000            69,000                --            --

Royal Trust Corporation of Canada                       67,500            67,500                --            --
   for PH&N Canadian
   Equity Plus Pension Trust (32)

Elljay, Inc (33)                                        67,140            67,140                --            --


                                       47

                                                  --------------------------------------------------------------------
                                                                                         NUMBER OF
                                                     NUMBER OF                          SHARES TO BE
                                                      SHARES                           BENEFICIALLY     PERCENT OF
                                                    BENEFICIALLY    NUMBER OF SHARES    OWNED IF ALL     THE CLASS
                                                    OWNED BEFORE       THAT MAY BE       SHARES ARE      AFTER THE
NAME                                                THE OFFERING         OFFERED            SOLD          OFFERING
------------------------------------------------- ----------------- ------------------ --------------- ---------------
Third Point Advisors LLC (34)                           66,670            66,670                --            --

Tyler Armstrong (35)                                    66,600            66,600                --            --

Albert Amato (36)                                       50,000            50,000                --            --

Howard Goldstein                                        50,000            50,000                --            --

Barry Gomel                                             50,000            50,000                --            --

Steve Hammersmith                                       50,000            50,000                --            --

Sandy Jacobs                                            50,000            50,000                --            --

Greg Lerner                                             50,000            50,000                --            --

Ofer Levy                                               50,000            50,000                --            --

Lipston Group S.A. (37)                                 50,000            50,000                --            --

MPI Group S.A. (38)                                     50,000            50,000                --            --

Barry Pike (39)                                         50,000            50,000                --            --

Selfridge LP (40)                                       50,000            50,000                --            --

Cona Capital Ltd. (41)                                  40,500            40,500                --            --

Royal Trust Corporation of Canada                       27,000            27,000                --            --
   for PH&N Canadian
   Equity Plus Fund (42)

Benitz & Partners Limited (43)                          26,100            26,100                --            --

Royal Trust Corporation of Canada                       25,350            25,350                --            --
   for PH&N Balanced Fund (44)

Craig Rimer (45)                                        25,000            25,000                --            --

New Paradigm Inc. (46)                                  20,010            20,010                --            --

Clive Kinross (47)                                      12,500            12,500                --            --

Andrew Prenick (47)                                     12,500            12,500                --            --
                                                    ----------------------------------------------------------------
                         TOTALS                     19,683,733        16,952,683         2,601,050          10.6%


(1) Includes 1,695,014 shares of common stock issuable upon the exercise of options. Two executive officers of Thomson Kernaghan (including its Chairman) also are executive officers of the general partner of VC
     Advantage Limited Partnership and the general partner of CALP II LP. Accordingly, Thomson Kernaghan, VC Advantage and CALP II may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II agreed not to have the right to convert any preferred stock or exercise any warrant if, after having given effect the conversion or exercise, all of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock. We have been advised by the stockholders that their controlling stockholder is Mark Valentine.

(2) Includes 1,570,560 shares of common stock issuable upon the exchange of 1,570,560 exchangeable shares. We have been advised by the stockholder that its controlling stockholder is Sheldon Inwentash.

(3) Includes 277,778 shares of common stock issuable upon the exercise of warrants and 434,794 shares of common stock issuable upon conversion of preferred stock. Such numbers include 138,889 shares of common stock issuable upon exercise of warrants and 434,794 shares of common stock issuable upon conversion of preferred stock, registered in the name of Hammock Group, Ltd. We have been advised by Hammock Group, Ltd. that the shares registered in its name are beneficially owned by the stockholder. We have been advised by the stockholder that its controlling stockholder is Chan To.

(4) Held by Thomson Kernaghan as agent for certain non-US persons. Thomson Kernaghan disclaims beneficial ownership of these shares. We have been advised by the stockholder that its controlling stockholder is Mark Valentine.

(5) Consists of 142,860 exchangeable shares of SAC and 816,676 shares of common stock issuable upon exercise of options.

(6) Consists of 142,860 exchangeable shares of SAC and 366,664 shares of common stock issuable upon exercise of options.

(7) Includes 166,670 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Robert Lyon.

(8)  Includes 142,860 exchangeable shares of SAC.

(9) Includes 140,000 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Ms. Liz Taylor.

(10) Consists of 351,850 shares of common stock issuable upon the exchange of 351,850 exchangeable shares. We have been advised by the stockholder that its controlling stockholder is Henry Kaplan.

(11) We have been advised by the stockholder that its controlling stockholder is Mohammed Patel.

(12) Includes 83,334 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Stephen Yee.

(13) Includes 66,500 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Gary Aitken

(14) Includes 53,335 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Hugh McCauley

(15) We have been advised by the stockholder that its controlling entity is DGM Bank & Trust, Inc and that David Witkowski is the controlling person of DGM Bank & Trust, Inc.

(16) Consists of 142,860 shares of common stock issuable upon the exchange of 142,860 exchangeable shares.

(17) Consists of 121,000 shares of common stock issuable upon the conversion of preferred stock.

(18) Includes 40,000 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is
     F. Ghantous.

(19) We have been advised by the stockholder that its controlling stockholder is Greg Merrick.

(20) Includes 35,035 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Chris Cumming.

(21) Includes 33,335 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Karl Ansbacher.

(22) Includes 33,335 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Frank Mersch.

(23) Includes 33,335 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Jack Lawrence.

(24) Includes 33,335 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Jeff Salomon.

(25) Consists of 100,000 shares of common stock issuable upon the exchange of 100,000 exchangeable shares.

(26) We have been advised by the stockholder that its controlling Stockholder is Greg Merrick.

(27) Includes 31,150 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Chris Cumming.

(28) Includes 27,200 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Chris Cumming.

(29) Includes 26,670 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Bill Kovalchuck.

(30) Includes 23,700 shares of common stock issuable upon exercise of warrants.

(31) Includes 23,000 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Stark Investments and that Rob Barnard is the controlling stockholder of Stark Investments.

(32) Includes 22,500 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Chris Cumming.

(33) Includes 22,380 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Jamie Brenzel.

(34) Consists of 66,670 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Dan Loeb.

(35) Includes 22,200 shares of common stock issuable upon exercise of warrants.

(36) Consists of 50,000 shares of common stock issuable upon the exchange of 50,000 exchangeable shares.

(37) We have been advised by the stockholder that its controlling Stockholder is Mr.Alain Kostenbaum.

(38) Consists of 50,000 shares of common stock issuable upon the exchange of 50,000 exchangeable shares. We have been advised by the stockholder that its controlling stockholder is Michael Stein.

(39) Consists of 50,000 shares of common stock issuable upon the exchange of 50,000 exchangeable shares.

(40) We have been advised by the stockholder that its controlling stockholder is Mr.Garnett Watchorn.

(41) Includes 13,500 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is David Young.

(42) Includes 9,000 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Chris Cumming.

(43) Includes 8,700 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Ms. Jan Holbrooke.

(44) Includes 8,450 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Chris Cumming.

(45) Consists of 25,000 shares of common stock issuable upon the exchange of 25,000 exchangeable shares.

(46) Includes 6,670 shares of common stock issuable upon exercise of warrants. We have been advised by the stockholder that its controlling stockholder is Jean Gevaert.

(47) Consists of 12,500 shares of common stock issuable upon the exchange of 12,500 exchangeable shares.

                              PLAN OF DISTRIBUTION

     We are registering the shares offered hereby on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling stockholders. Sales of the shares offered hereby may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling stockholders.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares offered hereby for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);
     o    the number of shares involved;
     o    the initial price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and
     o    other facts material to the transaction.

     In addition, upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as set out below or as otherwise set out in this prospectus, to our knowledge there are and have been no material interests, direct or indirect, of our directors and senior officers, any of our stockholders who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of our outstanding shares of common stock, or any known associate or affiliate of such persons, in any transaction that materially affected or could materially affect SoftQuad.

FINANCINGS

     We have engaged in financing transactions in which the amount involved exceeded $60,000 with the following persons who beneficially owned more than 5% of the common stock of SoftQuad Canada, FinanceCo or us: Beacon M International Investments Inc. ("Beacon"), Corel Corporation ("Corel"), Pinetree Capital Corp. ("Pinetree"), Thomson Kernaghan & Co. Limited, VC Advantage Limited Partnership ("VC Advantage"), CALP II LP and James Clark. One of our former directors, Sheldon Inwentash, is a director and officer of, and owner of a greater than 10% equity interest in, Pinetree. In addition, we have engaged in transactions in which the amount involved exceeded $60,000 with KBL Capital Partners Inc. and KBL Technology Funding Inc. Each of Mr. Inwentash and Michael Mendelson, who also was one of our directors, is a director and officer of KBL Capital Partners. In addition, each of Michael Mendelson and Pinetree is an owner of a greater than 10% equity interest in KBL Capital Partners. Mr. Mendelson is also a director and officer of, and owner of a greater than 10% interest in, KBL Technology Funding. Mr. Clark was chairman and a director of SoftQuad Canada from July 1998 until August 1, 2000. The following is a description of these transactions:

     On February 25, 2000, in consideration for advisory services rendered, SoftQuad Canada granted to each of Sheldon Inwentash and Michael Mendelson options to purchase 120,000 shares of common stock, and we granted to Bo Manor (who holds a 7.9% interest in KBL) options to acquire 60,000 shares of common stock, all at an exercise price of $1.44 per share. During 2001, the options granted to Mr. Mendelson and Mr. Manor were forfeited.

     On February 28, 2000, VC Advantage purchased 1,033,333 shares of FinanceCo Class B preferred stock at a price of $2.90 per share, for aggregate gross proceeds of $3 million. In connection with this transaction, VC Advantage received warrants, exercisable on or before February 28, 2003, to purchase an aggregate of 416,667 shares of common stock, with an exercise price of $1.53 per share.

     On February 29, 2000, in connection with our sale of 1,000,000 special warrants at a price of $2.50 per special warrant, Thomson Kernaghan received an agency fee of warrants to purchase 100,000 shares of common stock, with an exercise price of $2.50 per share, exercisable on or before February 28, 2003, and a fee in the amount of 8% of the offering (for an aggregate of $200,000).

     On April 18 and 20, 2000, we issued to CALP II special warrants to acquire 91,422 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 45,711 shares of common stock at an exercise price of $12.50 per share, for gross proceeds of $686,000. On June 5, 2000, we issued special warrants to acquire 44,760 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 22,380 shares of common stock at an exercise price of $12.50 per share to Thomson Kernaghan, for gross proceeds of $335,750. Under the terms of the warrants issued in the April and June transactions, from September 30, 2000 until the effectiveness of a registration statement covering the shares underlying the warrants (and satisfaction of a related condition concerning the qualification of a prospectus in certain Canadian provinces), the warrant exercise price declines by $0.0082 each day until October 31, 2000 and by $0.50 per month thereafter, to a minimum exercise price of $3.75. Thomson Kernaghan, for its services as agent in respect of these private placements, received $1,290,858 plus options exercisable at no cost for warrants to purchase 215,143 shares of common stock with an exercise price of $7.50 per share, exercisable at any time on or prior to the second anniversary of the date of effectiveness of the registration statement filed for the shares underlying these warrants. The warrants issued to Thomson Kernaghan have since been surrendered for cancellation and have been canceled by SoftQuad.

     On May 29, 2000, we issued 88,409 shares of common stock valued at $119,500 to Thomson Kernaghan in consideration of financial advisory services provided pursuant to a financial advisory services agreement dated as of December 10, 1999.

     On March 30, 2001, we issued to Thomson Kernaghan 200,000 shares of common stock (delivered in six equal monthly installments over a six-month period) and warrants to acquire 200,000 shares of common stock at an exercise price of $2.00 in consideration of financial advisory services to be provided pursuant to an advisory services agreement dated as of March 30, 2001.

     On January 31, 2002, we entered into a binding letter agreement with Corel, subject to the completion of definitive documentation, with respect to a bridge loan from Corel to us in the aggregate amount of up to $2 million for use by us to meet necessary operating costs including payroll. The bridge loan will be non-amortizing and will mature on the earlier of the effective time of the merger or April 30, 2002. Interest on the bridge loan will be due and payable on a quarterly basis and will accrue at a rate of 6% per annum. The default rate, whether at maturity, upon acceleration or otherwise, will be 8% per annum. The bridge loan will be secured by all of our assets, including but not limited to our intellectual property, and the assets of all of our subsidiaries. The bridge loan will prohibit other borrowings and will limit future liens, business combinations and asset sales, investments and transactions with affiliates. Following an event of default, Corel will be entitled to accelerate the bridge loan and, in the event of our failure to timely repay the bridge loan, will be entitled to exercise creditor rights against us.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, 25,000,000 shares of preferred stock, $0.001 par value per share, and one share of special voting stock, $0.001 par value.

COMMON STOCK

     As of January 31, 2002, there were 13,899,941 shares of common stock issued and outstanding. In addition 3,036,710 exchangeable shares of SAC were issued and outstanding, each of which is intended have economic and voting rights equivalent to shares of our common stock. These exchangeable shares are described below under "Exchangeable Shares of SAC."

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, as may be declared from time to time by the board of directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock, if any, then outstanding.

PREFERRED STOCK

     As of January 31, 2002, there were 1,473,405 shares of Class A preferred stock and 1,589,127 shares of Class B preferred stock issued and outstanding.

     The shares of Class A preferred stock and Class B preferred stock are convertible at any time at the option of the holder, on a 1-for-1 basis, into shares of common stock. The number of shares of common stock into which Class A preferred stock and Class B preferred stock is convertible is subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial one-to-one relationship between the shares of such preferred stock and the common stock. The holders of Class A preferred stock and Class B preferred stock are entitled to the number of votes per share equal to the number of shares of common stock into which such preferred stock is convertible on all matters to be voted on by the stockholders. With respect to dividends, Class A preferred stock and Class B preferred stock rank equally with each other and our common stock. With respect to distributions upon liquidation, the holders of Class A preferred stock and

Class  B  preferred   stock  are  entitled  to  receive  an  initial   preferred
distribution before any payment is made in respect of shares of common stock of $1.3574 and $2.9032 per share, respectively.

SPECIAL VOTING STOCK

     As of January 31, 2002, the one authorized share of special voting stock has been issued to Montreal Trust Company of Canada in its capacity as trustee for the benefit of holders of exchangeable shares of SAC. The special voting share is the vehicle through which holders of exchangeable shares are able to exercise their voting rights, as described below under "Exchangeable Shares of SAC." The special voting stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time (other than exchangeable shares held by us or our affiliates), which votes may be cast at any meeting at which our common stockholders are entitled to vote. When all exchangeable shares are held by us or our affiliates (as a consequence of their redemption or repurchase), the special voting share will be canceled.

EXCHANGEABLE SHARES OF SAC

     As of January 31, 2002, there were 3,036,710 exchangeable shares of SAC issued and outstanding. The exchangeable shares were issued to certain shareholders of SoftQuad Canada in exchange for their shares of SoftQuad Canada in connection with the acquisition by SAC of all of the outstanding shares of SoftQuad Canada. The exchangeable shares have economic and voting rights functionally equivalent to shares of our common stock, and were issued to Canadian shareholders in lieu of shares of our common stock because of certain tax considerations.

     The exchangeable shares are exchangeable at any time at the option of the holder, on a 1-for-1 basis, for shares of common stock. We have entered into a voting and exchange trust agreement with respect to the exchangeable shares with SAC and Computershare Trust Company of Canada, as trustee for the exchangeable shareholders. By furnishing instructions to the trustee under the voting and exchange trust agreement, holders of the exchangeable shares are able to exercise essentially the same voting rights as they would have if they had exchanged their exchangeable shares for shares of our common stock. Holders of exchangeable shares are also entitled to receive from SAC dividends payable in Canadian dollars that are economically equivalent to any cash dividends paid by us on the common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial 1-to-1 relationship between the exchangeable shares and the common stock.

     Pursuant to the support agreement between us and SAC, we made the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by us or our affiliates) remain outstanding:

     o we will not declare or pay dividends on our common stock unless SAC is able to declare and pay and simultaneously declares and pays an equivalent dividend on the exchangeable shares;

     o we will advise SAC in advance of the declaration of any dividend on our common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as those for the corresponding dividend on our common stock;

     o we will ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date of such dividend; and

     o we will take all actions and do all things reasonably necessary or desirable to enable and permit SAC, in accordance with applicable law, to pay to the holders of the exchangeable shares the applicable amounts in the event of a liquidation, dissolution or winding-up of SAC, a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by SAC.

     The exchangeable share structure support agreement provides that, without the prior approval of SAC and the holders of the exchangeable shares, we will not issue or distribute additional common stock, securities exchangeable for or convertible into or carrying rights to acquire common stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of common stock, nor shall we change the common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. The board of directors of SAC is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to the common stock.

OPTIONS

     As of January 31, 2002, there were options outstanding to purchase 3,700,738 shares of common stock with a weighted average exercise price per share of $2.0285

WARRANTS

     As of January 31, 2002, there were warrants outstanding to purchase 3,080,416 shares of common stock with a weighted average purchase price per share of $2.5905. Warrants to purchase 663,033 shares expire on December 10, 2002, warrants to purchase 1,141,668 shares expire on February 28, 2003, warrants to purchase 1,075,715 shares expire on the second anniversary of the effective date of the registration statement covering the shares underlying these warrants and warrants to purchase 200,000 shares expire on March 30, 2004

     Of the warrants, 1,075,715 have an exercise price that declines by $0.50 each month (or prorated portion thereof), to a minimum of $3.75, until the date (the "Effectiveness Date") on which a registration statement covering the shares underlying such warrants is declared effective by the Securities and Exchange Commission (and, in the case of warrants held by Canadian residents, until a receipt has been issued for a prospectus covering the distribution of such shares has been issued by the securities regulatory authority in the province in which the holder is resident). The exercise price of such warrants as at January 31, 2002 was $4.50. Such warrants expire on the second anniversary of the Effectiveness Date.


                         SHARES ELIGIBLE FOR FUTURE SALE

     As of January 31, 2002, we had 26,780,337 shares of common stock outstanding or issuable under derivative securities, comprised of:

     o    13,899,941 shares of common stock issued and outstanding;

     o 3,062,532 shares of common stock issuable upon the conversion of shares of our preferred stock;

     o 3,036,710 shares of common stock issuable upon the exchange of exchangeable shares of SAC;

     o 3,700,738 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price per share of $2.0285;

     o 3,080,416 shares of common stock issuable upon exercise of warrants with a weighted average exercise price per share of $2.5905.

     Of the 9,827,654 shares outstanding or issuable under derivative securities not covered by this prospectus, 2,000,000 represent shares that were originally issued by ASM to its initial stockholder on June 2, 1995. On December 1, 1998, the initial stockholder agreed to transfer these shares to 25 individuals in exchange for a commitment by these individuals to pay the cost of reactivating the corporation (which had never engaged in an active trade or business), providing for the reinstatement of its charter in Florida (which had been suspended in 1996 for failure to pay annual fees and costs) and bringing its books and records up to date. Before the merger of ASM and FinanceCo, ASM determined that these 2,000,000 shares were not restricted securities within the meaning of Rule 144 in reliance on Rule 144(k). The remaining 7,827,654 shares include 3,700,738 shares of common stock to be issued under the SoftQuad Software, Ltd. 2000 Stock Option Plan and 404,164 shares of common stock which have been issued under the SoftQuad Software, Ltd. 2000 Stock Option Plan. The remaining 3,722,752 shares are restricted securities and may be publicly sold only in compliance with the applicable provisions of Rule 144, unless sold pursuant to an effective registration statement under the Securities Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock or (b) the average weekly trading volume during the four calendar weeks preceding such sale, subject to certain other requirements. A person (or persons whose shares are aggregated) who has not been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be our affiliates must always sell pursuant to Rule 144, even after the applicable holding period is satisfied, unless their sales are made pursuant to an effective registration statement under the Securities Act.

     Sales of a substantial number of shares of common stock could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded and the price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.


                    DELAWARE BUSINESS COMBINATION PROVISIONS

     We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

          prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

          the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

          the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

     An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.


      INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

     Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

          for any breach of a director's duty of loyalty to the corporation or its stockholders,

          for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or for any transaction from which a director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation of SoftQuad provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

     Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. SoftQuad's By-Laws entitle officers and directors of SoftQuad to indemnification to the fullest extent permitted by the DGCL.

     As permitted by Delaware law, our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, incorporators, employees or agents, as such, to the fullest extent permitted by applicable law, including for liabilities incurred under the Securities Act of 1933. Additionally, we have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, we maintain an insurance policy with respect to potential liabilities of our directors and officers, including potential liabilities under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SoftQuad pursuant to the provisions described above, or otherwise, SoftQuad has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of SoftQuad in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     BOARD OF DIRECTORS VACANCIES. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

     SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may only be called by the chairman of the board, the chief executive officer or a majority of the board of directors.

     AUTHORIZED BUT UNISSUED SHARES. The board of directors can in the future issue the authorized but unissued shares of common stock and preferred stock, and fix the rights and preferences of the preferred stock, without stockholder approval, subject to the limitations imposed by any market on which our stock is listed for trading. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions are described above under "Certain Relationships and Related Transactions--Indemnification of directors and officers and limitation of liability." These provisions may also have the effect of reducing the likelihood of stockholder derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

     Presently, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock covered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and the common stock, you should review the registration statement, including the exhibits to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, as well as the periodic reports and other information we have filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.


                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Denver, Colorado 80209. We do not have a transfer agent and registrar for our preferred stock or special voting stock and there is no transfer agent and registrar for exchangeable shares of SAC.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Their telephone number is (212) 704-6000.


                                     EXPERTS

     The consolidated financial statements included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to SoftQuad Software, Ltd.'s ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL  STATEMENTS FOR THE FISCAL YEARS ENDING  SEPTEMBER 30, 2001,  2000 AND
1999


     Report of Independent Auditors.........................................F-2

     Consolidated Balance Sheets as at September 30, 2001 and 2000..........F-3

     Consolidated Statements of Operations for the years ended
     September 30, 2001, 2000 and 1999......................................F-4

     Consolidated Statements of Shareholders' Equity for the years ended September 30, 2001, 2000 and 1999................................F-5

     Consolidated Statements of Cash Flows for the years ended
     September 30, 2001, 2000 and 1999......................................F-7

     Notes to Consolidated Financial Statements.............................F-9

                        INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and
Shareholders of SoftQuad Software, Ltd.

           We have audited the accompanying consolidated balance sheets of SoftQuad Software, Ltd., and subsidiaries as at September 30, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SoftQuad Software, Ltd. and subsidiaries as at September 30, 2001 and 2000 and the results of their operations and their cash flows for the years ended September 30, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

           The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's projected inability to generate sufficient cash flows to meet its working capital requirements raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Deloitte & Touche LLP
Chartered Accountants
Toronto, Ontario

November 21, 2001

                             SOFTQUAD SOFTWARE, LTD.
                           Consolidated Balance Sheets
                         (in thousands of U.S. dollars)

====================================================================================================================================

                                                                                             September 30,
                                                                                       2001                 2000
ASSETS
CURRENT
Cash and cash equivalents                                                            $2,261              $16,306
Accounts receivable (Note 4)                                                            815                1,147
Work in process and other inventory                                                     469                   72
Prepaid expenses and deposits                                                           499                  482
---------------------------------------------------------------------------------------------------------------------
                                                                                      4,044               18,007

CAPITAL ASSETS (Note 5)                                                                 905                1,017

GOODWILL (net of cumulative amortization of $1,428 - September 30,                    3,940                   24
2001; $37 - September 30, 2000)
---------------------------------------------------------------------------------------------------------------------
                                                                                     $8,889              $19,048
=====================================================================================================================

LIABILITIES
CURRENT
Accounts payable                                                                      $924                 $834
Accrued legal fees                                                                      --                  469
Other accruals                                                                       1,284                1,637
Deferred revenue                                                                       308                  130
---------------------------------------------------------------------------------------------------------------------
                                                                                     2,516                3,070
COMMITMENTS (Note 9)

SHAREHOLDERS' EQUITY (Note6)

SHARE CAPITAL
  Preferred stock, par value $0.001 per share

    Authorized:  25,000,000 shares
    Issued and outstanding:
       Class A shares:  1,473,405 at September 30, 2001 and 2000                         1                    1
       Class B shares: 1,589,127 at September 30, 2001 and 1,722,222
        at September 30, 2000                                                            2                    2
  Special voting stock, par value $0.001 per share
    Authorized:  1 special voting share
    Issued and outstanding:  1 at September 30, 2001 and 2000                            1                    1
  Common stock, par value $0.001 per share
    Authorized:  50,000,000 shares
    Issued and outstanding:
       16,924,158 at September 30, 2001 and 12,473,472 at
       September 30, 2000  (1)                                                       2,100                3,646
---------------------------------------------------------------------------------------------------------------------

                                                                                     2,104                3,650
WARRANTS                                                                             2,813                3,918
SPECIAL WARRANTS                                                                        --               13,241
---------------------------------------------------------------------------------------------------------------------
                                                                                     4,917               20,809
DEFERRED STOCK COMPENSATION EXPENSE                                                   (399)                (656)
ADDITIONAL PAID-IN CAPITAL                                                          27,169                5,700
ACCUMULATED OTHER COMPREHENSIVE LOSS                                                  (281)                 (74)
DEFICIT                                                                            (25,033)              (9,801)
---------------------------------------------------------------------------------------------------------------------
                                                                                     6,373               15,978
---------------------------------------------------------------------------------------------------------------------
                                                                                    $8,889              $19,048
=====================================================================================================================

(1) Includes 3,136,710 exchangeable shares of SAC (5,773,605 exchangeable shares at September 30, 2000).

        See accompanying notes to the consolidated financial statements.


                             SOFTQUAD SOFTWARE, LTD.
                      Consolidated Statements of Operations
          (in thousands of U.S. dollars, except per share information)
====================================================================================================================================


                                                                                  Years ended September 30,
                                                                      -----------------------------------------------
                                                                        2001               2000                1999
                                                                      --------           --------            --------
REVENUE
   Licenses                                                             $3,698            $4,242             $3,291
   Services                                                              1,949                44                 --
----------------------------------------------------------------------------------------------------------------------
                                                                         5,647             4,286              3,291
----------------------------------------------------------------------------------------------------------------------

COST OF REVENUE
   Licenses                                                                354               528                572
   Services                                                              2,485               339                 63
----------------------------------------------------------------------------------------------------------------------
                                                                         2,839               867                635
----------------------------------------------------------------------------------------------------------------------
                                                                         2,808             3,419              2,656
----------------------------------------------------------------------------------------------------------------------
EXPENSES
   Selling and marketing                                                 6,282             5,239              2,053
   Research and development                                              2,099             1,958              1,069
   General and administrative                                            6,529             3,098                985
   Amortization                                                          1,695               262                109
----------------------------------------------------------------------------------------------------------------------
                                                                        16,605            10,557              4,216
----------------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS                                                   (13,797)           (7,138)            (1,560)
----------------------------------------------------------------------------------------------------------------------

OTHER (INCOME) EXPENSES
   Interest                                                               (439)             (585)                14
   Other expenses                                                        1,874               164                 54
----------------------------------------------------------------------------------------------------------------------
                                                                         1,435              (421)                68
----------------------------------------------------------------------------------------------------------------------

NET LOSS BEFORE VALUE OF SHARE CAPITAL ISSUED ON ACQUISITION
   OF WARRANTS                                                         (15,232)           (6,717)            (1,628)

VALUE OF SHARE CAPITAL ISSUED ON ACQUISITION OF WARRANTS                    --                --              1,388
----------------------------------------------------------------------------------------------------------------------
LOSS ATTRIBUTABLE TO SHAREHOLDERS                                     $(15,232)          $(6,717)           $(3,016)
======================================================================================================================

LOSS PER SHARE (BASIC AND DILUTED)                                      $(1.09)           $(0.60)           $(0.37)
======================================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (BASIC
   AND DILUTED)                                                     13,924,299        11,158,648          4,377,000
======================================================================================================================


        See accompanying notes to the consolidated financial statements.

                             SOFTQUAD SOFTWARE, LTD.
                 Consolidated Statement of Shareholders' Equity
                         (in thousands of U.S. dollars)

====================================================================================================================================

                                                                    Deferrd                   Accumulated
                                          Shares/                     Stock       Additional     Other
                                         Warrants                  Compensation    Paid-In    Comprehensive
                                         (Note 6)         Amount    Expense        Capital    Income (Loss)   Deficit      Total
                                         --------         ------    -------        -------    -------------   -------      -----
BALANCE, OCTOBER 1, 1998                          1    $      --     $    --     $    --     $   --          $    --      $     --
COMPREHENSIVE INCOME (LOSS)
  Foreign currency translation                   --           --          --          --         31               --            31
  Net loss                                       --           --          --          --         --           (3,016)       (3,016)
                                                                                                                          ---------
TOTAL COMPREHENSIVE LOSS                                                                                                    (2,985)
PREMIUM ON REDEMPTION OF COMMON STOCK            --           --          --          --         --              (68)          (68)
ISSUANCE OF COMMON STOCK
  For cash                                5,863,510        1,727          --          --         --               --         1,727
  On acquisition of assets                  703,705          161          --          --         --               --           161
  Repurchase of stock                      (703,705)        (163)         --          --         --               --          (163)
  On acquisition of warrants              3,130,380        1,388          --          --         --               --         1,388
  As deferred stock compensation                 --          446        (446)         --         --               --            --
  Amortization of stock based
   compensation                                  --           --          89          --         --               --            89
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1999               8,993,890        3,559        (357)         --         31           (3,084)          149
COMPREHENSIVE LOSS
  Foreign currency translation                   --           --          --          --       (105)              --          (105)
  Net loss                                       --           --          --          --         --           (6,717)       (6,717)
                                                                                                                          ---------
TOTAL COMPREHENSIVE LOSS                                                                                                    (6,822)

ISSUANCE OF COMMON STOCK
  For cash                                  936,711            1          --         793         --               --           794
  As deferred stock compensation                 --           --        (624)        624         --               --            --
  Amortization of stock based
   compensation                                  --           --         325          --         --               --           325
  In satisfaction of debt                   342,870           86          --         138         --               --           224
  Resulting from reverse takeover         2,200,000           --          --          --         --               --            --

ISSUANCE OF SPECIAL VOTING STOCK                  1            1          --          --         --               --             1

ISSUANCE OF PREFERRED STOCK
  Class A                                 1,473,405            1          --       1,153         --               --         1,154
  Class B                                 1,722,222            2          --       2,992         --               --         2,994

ISSUANCE OF WARRANTS                      3,095,558        3,918          --          --         --               --         3,918

ISSUANCE OF SPECIAL WARRANTS              2,951,420       13,241          --          --         --               --        13,241
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2000              21,716,077    $  20,809     $  (656)    $ 5,700     $    (74)       $ (9,801)    $  15,978
===================================================================================================================================

                             SOFTQUAD SOFTWARE, LTD.
                 Consolidated Statement of Shareholders' Equity
                         (in thousands of U.S. dollars)
====================================================================================================================================

                                                                    Deferrd                   Accumulated
                                          Shares/                     Stock       Additional     Other
                                         Warrants                  Compensation    Paid-In    Comprehensive
                                         (Note 6)         Amount    Expense        Capital    Income (Loss)   Deficit      Total
                                         --------         ------    -------        -------    -------------   -------      -----
BALANCE SEPTEMBER 30, 2000               21,716,077    $  20,809     $   (656)   $   5,700   $   (74)        $ (9,801)    $ 15,978

COMPREHENSIVE LOSS
     Foreign currency translation                --           --           --           --      (207)              --         (207)
     Net loss                                    --           --           --           --        --           15,232)     (15,232)
                                                                                                                            ------
TOTAL COMPREHENSIVE LOSS                         --           --           --           --        --               --      (15,439)

ISSUANCE OF COMMON STOCK
     In satisfaction of services            200,000           --           --          400        --               --          400
     As deferred stock compensation              --           --         (184)         184        --               --           --
     On acquisition, net of share
      issue costs                           781,339            1           --        5,095        --               --        5,096
     On exercise of employee options        384,833           --           --           16        --               --           16
     On exchange of exchangeable shares          --       (1,461)          --        1,461        --               --           --
     On conversion of special warrants           --      (13,238)          --       13,238        --               --           --
     Additional share issue costs                --          (89)          --         (130)       --               --         (219)
     Amortization of stock based
      compensation                               --           --          441           --        --               --          441

WARRANTS
     Issuance of warrants                   200,000          100           --           --        --               --          100
     Cancellation of warrants              (215,143)      (1,205)          --        1,205        --               --           --
====================================================================================================================================
BALANCE, SEPTEMBER 30, 2001              23,067,106    $   4,917     $   (399)   $  27,169   $  (281)        $(25,033)    $  6,373
====================================================================================================================================

        See accompanying notes to the consolidated financial statements.


                             SOFTQUAD SOFTWARE, LTD.
                      Consolidated Statements of Cash Flows
                         (in thousands of U.S. dollars)
====================================================================================================================================


                                                                                       Years ended September 30,
                                                                             -------------------------------------------
                                                                               2001              2000            1999
                                                                             --------          --------        ---------
NET INFLOW (OUTFLOW) OF CASH RELATED
  TO THE FOLLOWING ACTIVITIES
OPERATING
  Net loss                                                                     $(15,232)       $ (6,717)       $ (1,628)
  Items not affecting cash:
     Loss on disposal of capital assets                                              --              60              10
     Compensation under stock option plan                                           441             325              88
     Services paid through issuance of share capital and warrants                   545              --              --
     Amortization of capital assets                                                 304             191              77
     Amortization of goodwill                                                     1,391              17              20
     Amortization of deferred financing costs                                        --              54              12
  Changes in non-cash operating working capital
  items
     Accounts receivable                                                            344            (557)           (254)
     Work in process and other inventory                                           (359)            (50)             73
     Prepaid expenses and deposits                                                  (15)           (345)              3
     Accounts payable and accrued liabilities                                    (1,015)          2,026             139
     Deferred revenue                                                               123              99              30
------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                           (13,473)         (4,897)         (1,430)
------------------------------------------------------------------------------------------------------------------------
INVESTING
  Acquisition of net assets excluding cash                                         (151)             --            (122)
  Purchase of capital assets                                                       (200)         (1,034)            (68)
  Proceeds from disposal of capital assets                                           --              --               5
------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                              (351)         (1,034)           (185)
------------------------------------------------------------------------------------------------------------------------
FINANCING
  Issuance of share capital, net of share issue costs                               (14)         22,412           1,888
  Redemption of common shares                                                        --              --            (163)
  Repayment of notes payable                                                         --            (797)             --
  Increase in notes payable                                                          --              --             797
  Deferred financing costs                                                           --              --             (66)
------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities                                    (14)         21,615           2,456
------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            (207)           (105)           (114)
------------------------------------------------------------------------------------------------------------------------
NET CASH (OUTFLOW) INFLOW                                                       (14,045)         15,579             727
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     16,306             727              --
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                         $  2,261        $ 16,306        $    727
========================================================================================================================
CASH AND CASH EQUIVALENTS INCLUDES:
  Cash                                                                         $    735        $    224        $    727
  Short-term deposits                                                             1,526          16,082              --
------------------------------------------------------------------------------------------------------------------------
                                                                               $  2,261        $ 16,306        $    727
========================================================================================================================


        See accompanying notes to the consolidated financial statements.

                             SOFTQUAD SOFTWARE, LTD.
                      Consolidated Statements of Cash Flows
                         (in thousands of U.S. dollars)
================================================================================


                                                                              Years ended September 30,

                                                                         2001           2000           1999
                                                                         ----           ----           ----

SUPPLEMENTARY CASH FLOW
INFORMATION
  Cash payments during the period for:
    Interest paid                                                      $   --         $   28         $   --
    Interest received                                                     431            613             14
  Non-cash investing and financing activities:
    Value of share capital issued on
      acquisition of warrants                                              --             --          1,388
    Value of common stock recorded on
      stock compensation expenses                                         441            623            446
    Issuance of share capital and warrants as                             545            314             --
      payment for services
    Issuance of common shares and options                               5,096             --             --
       on acquisition of Advanced Data
       Engineering Inc.


        See accompanying notes to the consolidated financial statements.

                             SOFTQUAD SOFTWARE, LTD.
                   Notes to Consolidated Financial Statements
          (in thousands of U.S. dollars, except per share information)
================================================================================

1.   DESCRIPTION OF BUSINESS

     SoftQuad Software, Ltd. (the "Company"), through its direct and indirect subsidiaries, develops, markets and supports digital content authoring and publishing software tools and provides related services that enable non-technical and expert users to create and publish multi-platform, standards-based, formatted, interactive, digital content via the Internet, Web, intranets, CD-Rom and paper.

     On August 7, 2001, the Company signed a definitive merger agreement with Corel Corporation ("Corel"). The transaction is expected to close during Corel's first quarter ending February 28, 2002.

2    SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States of America.

     Basis of presentation

     The Company has determined that it will not have sufficient cash and cash equivalents to meet its working capital requirements for the next 12 months, as the Company's revenue projections continue to decrease due to recent economic conditions, and as certain expenses increase due to the costs associated with negotiating and completing the planned merger with Corel. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company believes that entering into the strategic merger with Corel, in light of the increasingly difficult environment in the public and private markets for raising financing, is the best alternative available currently to the Company. If the merger close is delayed or the merger fails to close, additional funds will be required to support the Company's working capital requirements or for other purposes. The terms of the merger agreement permit the Company to effect additional financing through the issuance of equity or debt, provided that (i) it has not exceeded its operating budget by more than 10% and (ii) Corel has a right of first refusal over any financing requirements. If Corel waives this right, the Company may seek to raise such additional funds through public or private equity or debt financings or from other sources. There can be no assurance that additional financing will be available at all, or if available will be on terms favorable to the Company, or that any additional financing will not be dilutive.

     The financial statements include the accounts of the Company and its wholly owned subsidiaries, SoftQuad Software California Inc. and SoftQuad Acquisition Corp. as well as SoftQuad Acquisition Corp.'s subsidiary, SoftQuad Software Inc. ("SoftQuad Canada"), and SoftQuad Canada's subsidiary SoftQuad Limited. All significant intercompany accounts and transactions have been eliminated.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     Reverse takeover accounting

     The current corporate structure of the Company and its direct and indirect subsidiaries is the result of a series of transactions through which the former shareholders of SoftQuad Canada and the former shareholders of a company that had been formed to facilitate certain financings of SoftQuad Canada ("FinanceCo") acquired control of the Company.

     On January 17, 2000, the shareholders of SoftQuad Canada irrevocably agreed to tender their shares for securities exchangeable for shares of FinanceCo. On March 2, 2000, FinanceCo merged with The American Sports Machine, Inc. Upon consummation of the merger, the former shareholders of SoftQuad Canada and the former shareholders of FinanceCo owned approximately 91% of the common stock of the Company and, accordingly, the merger was accounted for as a reverse takeover transaction.

     As a result of the application of reverse takeover accounting:

     (i) the consolidated financial statements of the combined entity are issued under the name of the Company, but are considered a continuation of the financial statements of FinanceCo and its consolidated subsidiaries, SoftQuad Acquisition Corp., SoftQuad Canada and SoftQuad (UK) Limited; and

     (ii) the assets and liabilities in the consolidated financial statements are included at their historical carrying value.

     Cash equivalents

     For purposes of the statements of cash flows, highly liquid investments with maturities of three months or less are considered cash equivalents.

     Work in Process and Inventory

     Inventory is valued at the lower of cost, determined on a first-in first-out basis, and net realizable value. Work in process represents unbilled costs on services contracts.

     Capital assets

     Capital  assets  are  stated  at  cost.   Amortization  is  provided  on  a
     declining-balance   basis,  except  for  leasehold  improvements  that  are
     amortized on the straight-line basis, at the following rates per annum:

          Computer hardware             -     30%
          Furniture and fixtures        -     20%
          Computer software             -     30%
          Leasehold improvements        -     Lease term

     Goodwill

     In accordance with the provisions of the Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company evaluates the carrying value of its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment of assets to be held and used is calculated by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell the asset.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     Goodwill is being amortized on a straight-line basis over its estimated economic life of three years. Subsequent to the acquisition, which resulted in this goodwill, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining useful life of the goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the goodwill in measuring whether the carrying amount of goodwill is recoverable.

     Revenue recognition and deferred revenues

     The Company recognizes revenues in accordance with applicable accounting regulations, including American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," and related interpretations and amendments, and the Securities and Exchange Commission Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements". Revenue from sale of products is recognized when a contract has been executed, the product has been delivered, the sales price is fixed or determinable and collection of the resulting receivable is probable. Support revenue is recognized ratably over the support period. Amounts billed in advance of revenue recognition are recorded as deferred revenue. Professional services revenue is recognized as the services are performed.

     Revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, post contract customer support, installation, training) is allocated to each element based on vendor specific objective evidence of relative fair value of the elements. The revenue allocated to post contract support is recognized ratably over the term of the support and revenue allocated to service elements (such as training and installation) is recognized as the services are performed. When arrangements contain multiple elements and vendor specific objective evidence exists for all undelivered elements, the Company recognizes revenue for the delivered elements using the residual method. For arrangements containing multiple elements for which vendor specific objective evidence does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until vendor specific objective evidence exists or all elements have been delivered.

     Research and development

     Research costs are expensed as incurred.

     Development costs that meet the criteria for deferral under GAAP are deferred and amortized based on the estimated sales revenue of the products, to a maximum period of three years. Other development costs that do not meet these criteria are expensed as incurred. During the period, in management's opinion, no costs met the criteria for deferral.

     Income taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the Company to use an asset and liability approach to recognize deferred tax assets and liabilities for the future tax consequences of events that have been recognized at different times in the financial statements than in the tax returns. These differences relate primarily to different amortization methods used for financial reporting and income tax purposes.

     Foreign currency translation

     Effective October 1, 1999, the Company changed its reporting currency to the U.S. dollar. Accordingly, historical balance sheet figures previously reported in Canadian dollars were translated into U.S. dollars at

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     the rate of exchange prevailing at year-end, while revenue and expenses were translated at average rates for the periods. The adjustment resulting from translating the financial statements is reflected as a component of comprehensive income in the shareholders' equity on the balance sheet.

     Effective October 1, 2000, the Company changed its functional currency to the U.S. dollar as it represents the primary economic environment in which the Company operates. The effects of this change have been recorded as a separate component of shareholders' equity in accumulated other comprehensive loss.

     Comprehensive income

     The Company has adopted the requirements of SFAS 130, "Reporting Comprehensive Income". SFAS No. 130 requires that a statement of comprehensive income be displayed with the same prominence as other financial statements. Comprehensive income, which incorporates net income, includes all changes in equity during a period except those resulting from investments by and distributions to owners.

     Stock based compensation

     The Company grants stock options for a fixed number of shares to its key officers, directors, employees, advisors and consultants at a fixed price. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for those options issued to employees and directors, and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the use of option valuation models. However, options granted to advisors and consultants are accounted for under SFAS No. 123. Under APB 25, no compensation expense is recognized when the exercise price of the Company's employee stock options granted equals the estimated market price of the underlying stock on the date of the grant.

     Loss per share

     Loss per share has been calculated using the weighted average number of common shares outstanding. The effect on the loss per share of the exercise of all dilutive securities including preferred shares, warrants, special warrants and stock options referred to in Note 6 is anti-dilutive.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Long-lived assets

     The Company accounts for its investments in long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). Under SFAS 121, an impairment loss must be recognized for long-lived assets and certain identifiable intangibles to be held and used by an entity whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes there has been no material impairment of the long-lived assets as of September 30, 2001.

     Recently issued accounting standards not yet implemented

     On June 29, 2001, the Financial Accounting Standards Board approved for issuance Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142,

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. As a result, the pooling-of-interests method will be prohibited. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach, Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement which, for the Company, will be October 1, 2001; however, for any acquisitions completed after June 30, 2001, goodwill and intangible assets with an indefinite life will not be amortized.

     The adoption of SFAS 141 will not have an impact on the Company as it has applied the purchase method to all previous business combinations. The Company is still evaluating the impact of the adoption of SFAS 142 and has not yet determined the effect of its adoption on the business, results of operations or financial condition of the Company.

     The Financial Accounting Standards Board approved for issuance SFAS 143 "Accounting for Asset Retirement Obligations" and SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company has determined that the adoption of these standards will not have an impact on the Company.

3.   ACQUISITION OF ADVANCED DATA ENGINEERING INC. ("ADEi")

     On November 20, 2000, the Company completed its acquisition of ADEi, a provider of content transformation solutions. The transaction was affected through the issuance of 744,133 common shares with a value of $4,762 and the exchange of 80,770 vested options, based on the publicly traded price, for all the outstanding shares and vested options of ADEi. The total purchase price is approximately $5,553. The acquisition has been accounted for using the purchase method of accounting with substantially all the purchase price allocated to goodwill and the results of ADEi have been included in the statement of operations from the date of acquisition.

     The assets and liabilities were acquired for total consideration of $5,553 and are comprised of the following:

                                                     (in thousands of U.S.
                                                            dollars)
         Cash                                                    $105
         Accounts receivable                                        7
         Costs in excess of billings                               37
         Capital assets                                            30
         Accounts payable and accrued charges                    (47)
         Deferred revenue                                        (67)
         Goodwill                                               5,488
         ------------------------------------------------------------
         Net assets acquired and purchase price                $5,553

     The following pro forma summary represents the consolidated results of operations for the year ended September 30, 2000 as if the acquisition had occurred as of October 1, 1999. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of the results which may occur in the future.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

                                                                 Pro Forma
                                                                Year ended
                                                            September 30, 2000
                                                           (in thousands, except
                                                              Per share data)
                                                                (unaudited)

     Total revenue..........................................      $ 5,793
     Net Loss applicable to common shareholders.............      $(8,792)
     Basic net loss per common share........................      $ (0.74)

     NO PRO FORMA RESULTS HAVE BEEN PRESENTED FOR THE YEAR ENDED SEPTEMBER 30, 2001 AS THE ACQUISITION TOOK PLACE SHORTLY AFTER THE COMMENCEMENT OF SUCH FISCAL YEAR.

4.   ACCOUNTS RECEIVABLE

                                                         September 30
                                                     2001           2000
                                                     ----           ----

         Trade                                      $ 828          $ 1,148
         Less allowance for doubtful accounts         (13)              (1)
                                                    -------        -------
                                                    $ 815          $ 1,147

5.   CAPITAL ASSETS


                                                  September 30, 2001                                    September 30, 2000
                                                   Accumulated                                           Accumulated        Net Book
                                      Cost        Amortization       Net Book Value       Cost          Amortization         Value
                                      ----        ------------       --------------       ----          ------------         -----
Computer hardware                      $726            $281              $445            $ 625              $109              $516
Furniture and fixtures                  311             119               192              271                47               224
Computer software                       246              88               158              236                57               179
Leasehold improvements                  150              40               110              112                14                98
                                        ---              --               ---              ---                --                --
                                     $1,433            $528              $905           $1,244              $227            $1,017
                                     ======            ====              ====           ======              ====            ======


6.   SHARE CAPITAL

     Authorized

     The Company's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, 25,000,000 shares of preferred stock, $0.001 par value per share, and one share of special voting stock, $0.001 par value.

     i)   Common stock
          ------------

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     ii)  Preferred stock
          ---------------

     The shares of Class A convertible preferred stock and Class B convertible preferred stock are convertible at any time at the option of the holder, on a one-for-one basis, for shares of common stock. The number of shares of common stock into which Class A convertible preferred stock and Class B convertible preferred stock is convertible is subject to adjustment or modification in the event of a stock split or other change to the Company's capital structure so as to maintain the initial one-to-one relationship between the shares of such preferred stock and the common stock. The holders of Class A convertible preferred stock and Class B convertible preferred stock are entitled to the number of votes per share equal to the number of shares of common stock into which such preferred stock is convertible on all matters to be voted on by the shareholders. With respect to dividends, Class A convertible preferred stock and Class B convertible preferred stock rank on parity with each other and the Company's common stock. With respect to distributions upon liquidation, the holders of Class A convertible preferred stock and Class B convertible preferred stock are entitled to receive an initial preferred distribution before any payment is made in respect of shares of common stock of $1.3574 and $2.903226 per share, respectively.

     iii) Special voting stock
          --------------------

     The one authorized share of special voting stock has been issued to Computershare Trust Company of Canada in its capacity as trustee for the benefit of holders of exchangeable shares of SoftQuad Acquisition Corp. The special voting share is the vehicle through which holders of exchangeable shares are able to exercise their voting rights. The special voting stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time, which votes may be cast at any meeting at which the Company's common shareholders are entitled to vote.

     iv)  Exchangeable shares
          -------------------

     The exchangeable shares are exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of common stock. The Company, SoftQuad Acquisition Corp. ("SAC") and Computershare Trust Company of Canada, as trustee for the exchangeable shareholders, have entered into the voting and exchange trust agreement with respect to the exchangeable shares. By furnishing instructions to the trustee under the voting and exchangeable trust agreement, holders of the exchangeable shares are able to exercise essentially the same voting rights with respect to the Company as they would have if they had exchanged their exchangeable shares for shares of the Company's common stock. Holders of exchangeable shares are also entitled to receive from SoftQuad Acquisition Corp. dividends payable that are economically equivalent to any cash dividends paid by the Company on the common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to the Company's capital structure so as to maintain the initial one-to-one relationship between the exchangeable shares and the common stock. The book value of the exchangeable shares is $1,741 (September 30, 2000 - $3,201) and is presently included as a component of common stock on the balance sheet. When the exchangeable shares are exchanged for common stock of the Company, $1,736 (September 30, 2000 - $3,195) of the value of the exchangeable shares will be allocated to additional paid in capital.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     The following table summarizes the details of share capital and warrants:


                                                                         September 30,         September 30,
                                                                             2001                      2000
Preferred stock, par value $0.001 per share
    Authorized:  25,000,000 shares

    Issued and outstanding:

       Class A shares:  1,473,405 at September 30, 2001 and 2000                  $1            $     1
       Class B shares: 1,589,127 at September 30, 2001 and 1,722,222
       at September 30, 2000                                                       2                  2

Special voting stock, par value $0.001 per share

   Authorized:  1 special voting share

   Issued and outstanding:  1 at September 30, 2001 and 2000                       1                  1

Common stock, par value $0.001 per share
   Authorized:  50,000,000 shares
   Issued and outstanding:
   16,924,158  at September 30, 2001 and 12,473,472 at
   September 30, 2000(1)                                                       2,100              3,646

Special warrants to acquire common stock

   Nil at September 30, 2001 and 2,951,420 at September 30, 2000                  --             13,241

Warrants to purchase common stock
   3,080,416 at September 30, 2001 and 3,095,559 at September 30, 2000         2,813              3,918
                                                                              ------            -------
                                                                              $4,917            $20,809
                                                                              ======            =======


(1) Includes 3,136,710 exchangeable shares of SAC (5,773,605 exchangeable shares at September 30, 2000).

     Share transactions

     The  Company entered into the following share transactions:

     (a) On September 30, 1999, the Company issued 3,130,380 shares of common stock as consideration for the purchase of 3,130,380 previously issued warrants. The common stock issued was valued at $1,388 an amount equivalent to the exercise price of the warrants previously issued.

     (b) On December 16, 1999 FinanceCo was incorporated in the United States of America to facilitate the raising of financing for SoftQuad Canada. On incorporation 736,702 shares of common stock and 1,473,405 Class A preferred shares were issued. The estimated costs of $210 associated with the issuance were recorded as a reduction of paid-in and additional paid-in capital for net proceeds of approximately $2,790. In connection with this transaction, the purchaser and the agent received 442,022 and 221,011 warrants respectively, exercisable at any time, at a price of $1.3574 per share, expiring December 10, 2002.

     (c) On January 17, 2000 the securityholders of SoftQuad Canada entered into agreements with FinanceCo to acquire all the outstanding securities of SoftQuad Canada through FinanceCo's subsidiary SoftQuad Acquisition Corp. Although this acquisition was not formalized until April 5, 2000 it has been deemed effective for financial accounting purposes as of January 17, 2000, the date on which it became irrevocable by the SoftQuad Canada securityholders. As a result there were 5,773,605 shares of common stock reserved for issuance upon the exchange of exchangeable shares of the Company's subsidiary, SoftQuad Acquisition Corp., and 3,435,670 exchangeable shares of the Company's subsidiary were exchanged for shares of common stock in the Company.

     (d) On February 28, 2000, FinanceCo completed the private placement of 1,722,222 Class B preferred shares having a par value of $0.001 at a price of $2.90 per share. The estimated costs of $400

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================


          associated with the placement were included as a reduction of paid-in and additional paid-in capital for net proceeds of approximately $4,600. In connection with this transaction, the purchaser and agent received 694,445 and 347,222 warrants respectively, exercisable at any time, at a price of $1.53 per share, expiring February 28, 2003.

     (e) On February 29, 2000 FinanceCo completed the private placement of 1,000,000 special warrants at a price of $2.50 per special warrant. Each special warrant entitled the holder to acquire one share of common stock of FinanceCo for no additional consideration. The estimated costs of $200 associated with this placement were included as a reduction of paid-in and additional paid-in capital for net proceeds of approximately $2,300. In connection with this transaction, the agent received 100,000 warrants, exercisable any time, at a price of $2.50 per share, expiring February 28, 2003.

     (f) On March 2, 2000 FinanceCo merged with The American Sports Machine, Inc. to form the Company. Upon consummation of the merger, for financial accounting purposes, the former securityholders of SoftQuad Canada and FinanceCo owned approximately 91% of the common stock of the Company, and, accordingly, the merger was accounted for as a reverse takeover transaction.

     (g) On April 18 and 20 and June 5, 2000, the Company issued an aggregate of 200,010 shares of common stock for a purchase price per share of $7.50, special warrants to acquire 1,951,420 shares of common stock for no additional consideration at a purchase price per share subject to such special warrants of $7.50 per special warrant and warrants to purchase 215,143 and 1,075,715 shares of common stock at an exercise price of $7.50 per warrant respectively, for gross proceeds of $16,136. The 215,143 warrants were subsequently returned for cancellation and cancelled by the Company.

     (h) On May 29, 2000, the Company issued 127,485 shares of common stock in consideration of financial advisory services provided in connection with financing transactions completed during the year.

     (i) In October, 2000 the Company issued 300,000 shares of common stock in consideration of investor relations services provided. These shares were subsequently returned for cancellation and cancelled by the Company.

     (j) On November 20, 2000 the Company issued 744,133 shares of common stock and 80,770 vested options in connection with the acquisition of Advanced Data Engineering Inc. ("ADEi").

     (k) On March 30, 2001, the Company issued 200,000 shares of common stock in consideration of financial advisory services. The Company also issued warrants to purchase 200,000 common shares at an exercise price of $2.00 per warrant.

     (l) On March 30, 2001, the Company issued warrants to purchase 75,000 common shares at an exercise price of $7.50 per warrant, and warrants to purchase 40,000 common shares at an exercise price of $12.50 per warrant. These warrants were subsequently returned to the Company for cancellation as part of a legal settlement.

     (m) On June 12, 2001, the Company issued 37,206 shares of common stock valued at $1.20 per common share to the former shareholders of ADEi as required under the Merger Agreement with ADEi, as the Company did not register the shares issued on the acquisition on November 20, 2000 within the prescribed time.

     (n) On August 31, 2001, the Company issued 2,951,420 shares of common stock on conversion of the 2,951,420 special warrants previously outstanding. The special warrants entitled the holder to acquire one share of common stock. The special warrants expired on the fifth business day following the date

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

          of effectiveness in the holder's province of residence of a qualifying prospectus. The prospectus was effective August 24, 2001.

     (o) During fiscal 2001, the Company issued 384,833 shares of common stock to employees on the exercise of previously issued options under the Employee Stock Option Plan.

     (p) For the period from October 1, 2000 to September 30, 2001, the Company issued 2,636,895 shares of common stock in exchange for 2,636,895 exchangeable shares of SoftQuad Acquisition Corp.

     Stock option plan

     The Company has established a stock option plan (the "Plan") to encourage ownership of the Company's common stock by its key officers, directors, employees, advisors and consultants. The maximum number of shares of common stock that may be reserved for issue under the Plan at September 30, 2001 is 5,500,000 (September 30, 2000 - 4,899,500) with provision that the Board of Directors of the Company has the right from time to time to increase such number subject to the approval of the shareholders of the Company. Options under the Plan vest equally over various periods to a maximum of ten years on the anniversary date of the granting of the option. All options granted under the Plan that have not been exercised on or before the tenth anniversary of the grant will expire on that date subject to earlier termination if the optionee ceases to be an officer, director, employee or consultant of the Company.

     The stock options outstanding at September 30, 2001 and 2000 are as follows:


                                                                    September 30,
                                                                    -------------
                                                            2001                     2000
                                                            ----                     ----
     Outstanding options to purchase common shares
     at $0.00013 per share expiring November 6,
     2008                                                  816,670                1,050,000

     Outstanding options to purchase common shares
     at $0.231 per share expiring May 26, 2009             193,999                  267,000

     Outstanding options to purchase common shares
     at $0.0066 per share expiring September 29,
     2009                                                  400,000                  500,000

     Outstanding options to purchase common shares
     at exercise prices between $0.96 and $7.50
     per share expiring at various dates from
     December 2009 to March 2011                         2,480,236                2,608,700
     --------------------------------------------------------------------------------------
                                                         3,890,905                4,425,700
     --------------------------------------------------------------------------------------


     The Company applies APB Opinion 25 in accounting for its stock option plan for options issued to employees and members of the Board of Directors.

     During the year ended September 30, 2001, no options were issued to contractors and advisors, however, options were issued to contractors and advisors for the year ended September 30, 2000. The Company accounted for these option grants under SFAS No. 123 "Accounting for Stock-Based Compensation".

     During the year ended September 30, 1999, certain stock options were granted to employees at exercise prices which were less than the estimated market price of the common stock on the day preceding the grant. Accordingly, compensation expense was calculated on the stock options granted on the difference between the option price at the date of the grant and the estimated market price of the stock on that date. As a result,

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     share capital and deferred stock compensation expense were each increased by $446, during the year ended September 30, 1999.

     As a result of these transactions, payroll costs will increase and deferred stock compensation expense will decrease over the vesting period of the stock options granted. For the year ended September 30, 2001 and 2000, payroll costs increased by $nil and $52 in selling and marketing expenses, $102 and $102 in research and development expenses and $155 and $171 in general and administrative expenses and deferred stock compensation decreased by $257 and $325 respectively. For the year ended September 30, 1999, payroll costs in general and administrative expenses increased and deferred stock compensation decreased by $88.

     Accounting for stock-based compensation

     If the fair values of the options granted to employees and members of the Board of Directors in the period had been recognized as compensation expense, on a straight-line basis over the vesting period of the grant (consistent with the method prescribed by SFAS 123), stock-based compensation costs would have reduced net earnings by $4,067, $3,719 and $2,244 and increased the basic loss per share by $0.29, $0.33 and $0.50 for the years ended September 30, 2001, 2000 and 1999, respectively.

     The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the period: risk-free interest rate of 4.5% (2000 - 6%, 1999 - 6.5%); expected life of the options of 3 years; expected volatility of 40 percent (2000 - 35 per cent, 1999 - zero percent) and a dividend yield of zero.

     Outstanding Options

     A summary of the status of stock options outstanding as at September 30, 2001, 2000 and 1999 and changes during the periods are presented below:

                                             Weighted
                                             Average
                                             Exercise            Number
                                              Price           Outstanding

     Granted                                 $0.0408           1,856,000
     Forfeited                               $    --                  --
     Exercised                               $    --                  --
     --------------------------------------------------------------------
     Balance, September 30, 1999             $0.0408           1,856,000
     Granted                                 $2.8103           2,658,700
     Forfeited                               $1.0119             (89,000)
     Exercised                               $    --                  --
     --------------------------------------------------------------------
     Balance, September 30, 2000             $1.6850           4,425,700
     Granted                                 $4.5172             743,070
     Forfeited                               $1.4130            (891,202)
     Exercised                               $0.0341            (386,663)
     --------------------------------------------------------------------
     Balance, September 30, 2001             $2.0024           3,890,905

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     The following table summarizes information about the outstanding options as of September 30, 2001:


                                                                                   Number of
                             Remaining                   Number of             Shares Subject to
                            Contractual              Shares Subject to             Exercisable
Exercise Price             Life in Years                 Options                     Options
--------------             -------------                 -------                     -------
$0.0013                         7.0                       816,670                    571,670
$0.0066                         8.0                       400,000                    400,000
$0.2310                         8.0                       193,999                     38,167
$0.9600                         9.0                        80,770                     80,770
$1.0100 - $1.32                 9.0                        55,500                          -
$1.4400                         8.5                     1,430,166                    564,499
$1.9400 - $7.25                 9.0                       599,800                      3,333
$7.5000                         8.5                       314,000                    104,667
--------------------------------------------------------------------------------------------
                                8.4                     3,890,905                  1,763,106
--------------------------------------------------------------------------------------------

     Warrants

     The following tables summarize warrants outstanding as of September 30, 2001. At the time the warrants were issued, the fair value of the warrants was determined using a Black-Scholes option pricing model with the following weighted average assumptions for the period: risk-free interest rate of 6%, expected life of the warrants as indicated, expected volatility of 35% and a dividend yield of zero. Based on this valuation, the below noted values were allocated to the warrants:

                                                                           Number               Value
                                                                           ------               -----
     Outstanding warrants to purchase shares of common stock
        at $1.3574 per share, expiring December 10, 2002                    663,033            $    271

     Outstanding warrants to purchase shares of common stock
        at $1.53 per share, expiring February 28, 2003                    1,041,668                 281

     Outstanding warrants to purchase shares of common stock
        at $2.50 per share, expiring February 28, 2003                      100,000                  27

     Outstanding warrants to purchase shares of common stock
        at $2.00 per share, expiring March 30, 2004                         200,000                 100

     Outstanding warrants to purchase shares of common stock
        at $6.50 per share, expiring on the third anniversary
        of an effective registration statement (1)                        1,075,715               2,394
                                                                          ---------               -----
                                                                          3,080,416               3,073
     Allocated cost of issuance                                                                    (260)
                                                                                                  -----
     Total                                                                                      $ 2,813
                                                                                               -------

     (1) Of the warrants, 1,075,715 have an exercise price that declines by $0.50 each month (or prorated portion thereof), to a minimum of $3.75, until the date (the "Effectiveness Date") on which a registration statement covering the shares underlying such warrants is declared effective by the Securities and Exchange Commission. At September 30, 2001, our registration statement had not yet been declared effective.

     (2) Of the warrants, 2,050,412 will expire upon closing of the merger with Corel.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================
7.   INCOME TAXES

     The following is a geographic breakdown of consolidated loss before income taxes by income tax jurisdiction:

                                                September 30,
                                     2001           2000          1999
                                     ----           ----          ----
     United States                $  (7,713)     $    (87)      $     --
     Foreign                         (7,519)       (6,630)        (1,628)
     --------------------------------------------------------------------
                                  $ (15,232)     $ (6,717)      $ (1,628)
     --------------------------------------------------------------------

     There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses in all periods.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:


                                                                                 September 30,
                                                                                 -------------
                                                                           2001               2000
                                                                           ----               ----
         Net deferred tax assets:
          Operating loss carry-forwards                                  $   7,196            $   2,399
          Unclaimed foreign scientific research, experimental
           development expenditures and investment tax credits               1,936                  535
          Other                                                                 16                  105
         ----------------------------------------------------------------------------------------------
         Deferred tax assets                                                 9,148                3,039
         Less valuation allowance                                           (9,148)              (3,039)
         ----------------------------------------------------------------------------------------------
         Net deferred tax assets                                         $      --            $      --
         ----------------------------------------------------------------------------------------------


     Realization of deferred tax assets is dependent upon future earnings, if any. The timing and amount of such future earnings are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. During the year ended September 30, 2001, the valuation allowance increased by approximately $6.1 million.

     The Company and its subsidiaries have the following losses available as at September 30, 2001 for carry forward, which if unused, will expire as follows:

                                  United States     Canadian     United Kingdom

       2006                         $     --        $    374       $     --
       2007                               --           4,453             --
       2008                               --           4,693             --
       2015                            5,550              --             --
       Indefinite carry-forward           --              --          3,548
       --------------------------------------------------------------------
                                    $  5,550        $  9,520       $  3,548
       --------------------------------------------------------------------

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

     The Company's Canadian subsidiary has investment tax credits that are available for carry-forward to reduce future years' taxes payable expiring from 2009 to 2011. In addition the Company's Canadian subsidiary has unclaimed scientific research and experimental development expenditures that may be carried forward indefinitely to reduce future years' federal taxable income.

8.   SEGMENTED INFORMATION

     The  Company's  operations  fall into one dominant  industry  segment,  the development, marketing and support of digital content authoring and publishing software tools and related services. The Company manages its operations and accordingly determines its operating segments on a geographic basis. The performance of geographic segments is monitored based on net loss. Inter-segment transactions are reflected at market value. The accounting policies of the geographic segments are the same as those described in Note 2.

                                                 Year ended September 30, 2001
                                                 -----------------------------
                                                North
                                               America      Europe       Total

     Revenue
        Licenses                               $  2,294    $  1,404    $  3,698
        Services                                  1,806         143       1,949
        Inter-segment royalties                     103          --         103
     --------------------------------------------------------------------------
                                                  4,203       1,547       5,750
     --------------------------------------------------------------------------
     Cost of revenue
        Licenses                                    218         136         354
        Services                                  2,227         258       2,485
        Inter-segment royalties                      --         103         103
     --------------------------------------------------------------------------
                                                  2,445         497       2,942
     --------------------------------------------------------------------------
                                                  1,758       1,050       2,808
     --------------------------------------------------------------------------
     Expenses
        Selling and marketing                     5,020       1,262       6,282
        Research and development                  2,099          --       2,099
        General and administrative                5,821         708       6,529
        Amortization                              1,653          42       1,695
     --------------------------------------------------------------------------
                                                 14,593       2,012      16,605
     --------------------------------------------------------------------------
                                                (12,835)       (962)    (13,797)
     --------------------------------------------------------------------------
     Other (income) expenses
        Interest                                   (434)         (5)       (439)
        Intercompany charges                       (408)        408          --
        Other expenses                            1,874          --       1,874
     --------------------------------------------------------------------------
                                                  1,032         403       1,435
     --------------------------------------------------------------------------
     Net loss                                  $(13,867)   $ (1,365)   $(15,232)
     --------------------------------------------------------------------------
     Total assets                              $  8,275    $    614    $  8,889
     --------------------------------------------------------------------------
     Expenditures for segment capital assets   $    178    $     22    $    200
     --------------------------------------------------------------------------

     There were two customers in North America and one customer in Europe who each had greater than 10% of the total sales in their respective market.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

                                                 Year ended September 30, 2000
                                                 -----------------------------
                                                North
                                               America      Europe       Total

     Revenue
       Licenses                                $  2,460    $  1,782    $  4,242
       Services                                      44          --          44
       Inter-segment royalties                      257          --         257
     --------------------------------------------------------------------------
                                                  2,761       1,782       4,543
     --------------------------------------------------------------------------
     Cost of revenue
       Licenses                                     243         285         528
       Services                                     339          --         339
       Inter-segment royalties                       --         257         257
     --------------------------------------------------------------------------
                                                    582         542       1,124
     --------------------------------------------------------------------------
                                                  2,179       1,240       3,419
     --------------------------------------------------------------------------
     Expenses
       Selling and marketing                      3,534       1,705       5,239
       Research and development                   1,958          --       1,958
       General and administrative                 3,052         308       3,360
     --------------------------------------------------------------------------
                                                  8,544       2,013      10,557
     --------------------------------------------------------------------------
                                                 (6,365)       (773)     (7,138)
     --------------------------------------------------------------------------
     Other (income) expenses
       Interest                                    (584)         (1)       (585)
       Other expenses                               164          --         164
     --------------------------------------------------------------------------
                                                   (420)         (1)       (421)
     --------------------------------------------------------------------------
     Net loss                                  $ (5,945)   $   (772)   $ (6,717)
     --------------------------------------------------------------------------
     Total assets                              $ 18,323    $    725    $ 19,048
     --------------------------------------------------------------------------
     Expenditures for segment capital assets   $    847    $    187    $  1,034
     --------------------------------------------------------------------------

There were four customers in North America and one customer in Europe who each had greater than 10% of the total sales in their respective market.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

                                                 Year ended September 30, 1999
                                                 -----------------------------
                                                North
                                               America      Europe       Total

     Revenue
      Licenses                                  $ 2,069     $ 1,222     $ 3,291
      Services                                       --          --          --
     --------------------------------------------------------------------------
                                                  2,069       1,222       3,291
     --------------------------------------------------------------------------

     Cost of revenue
      Licenses                                      383         188         571
      Services                                       64          --          64
     --------------------------------------------------------------------------
                                                    447         188         635
     --------------------------------------------------------------------------
                                                  1,622       1,034       2,656
     --------------------------------------------------------------------------

     Expenses
      Selling and marketing                       1,094         959       2,053
      Research and development                    1,069          --       1,069
      General and administrative                    874         220       1,094
                                                  3,037       1,179       4,216
                                                 (1,415)       (145)     (1,560)
     Other expenses
      Interest                                       14          --          14
      Other expenses                                 54          --          54
     --------------------------------------------------------------------------
                                                     68          --          68
     --------------------------------------------------------------------------

     Net loss before value of share capital
      accrued or acquisition of warrants         (1,483)       (145)     (1,628)
     Value of share capital issued on
      acquisition of warrants                     1,388          --       1,388
     --------------------------------------------------------------------------
     Net loss attributable to shareholders      $(2,871)    $  (145)    $(3,016)
     --------------------------------------------------------------------------
     Total assets                               $ 1,492     $   313     $ 1,805
     --------------------------------------------------------------------------
     Expenditures for segment capital assets    $    54     $    14     $    68
     --------------------------------------------------------------------------

     There were two customers in North America and one customer in Europe who each had greater than 10% of the total sales in their respective market.

                             SOFTQUAD SOFTWARE, LTD.
             Notes to Consolidated Financial Statements - continued
          (in thousands of U.S. dollars, except per share information)
================================================================================

9.   COMMITMENTS

     The Company is committed to paying a success fee of $600 to a financial advisor upon closing of the proposed merger with Corel.

     The Company is committed to the following minimum lease payments under operating leases for its office premises and certain equipment as of September 30, 2001:

                      2002                $   239
                      2003                    181
                      2004                     92
                      2005                     54
                      2006                     --
                      ---------------------------
                                          $   566
                      ---------------------------

10.  FINANCIAL INSTRUMENTS

     Fair value

     All financial assets and liabilities are stated at book value, which approximate fair value.

     Credit risk

     The Company is subject to risk of non-payment of accounts receivable. The Company mitigates this risk by monitoring the credit worthiness of its customers and limiting its concentration of receivables to any customer or specific group of customers. At September 30, 2001 40% (September 30, 2000
     - 34% and 1999 - 32%) of the trade accounts receivable balance was owing from two customers (two customers - September 30, 2000 and 1999).

     Foreign exchange risk

     The Company may undertake sales and purchase transactions in foreign currencies, and therefore is subject to gains or losses due to fluctuations in foreign currencies.

--------------------------------------------------------------------------------


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]



                             SOFTQUAD SOFTWARE, LTD.

                                   16,952,683
                                     Shares
                                       Of
                                  Common Stock




                                   PROSPECTUS






YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                                February 12, 2002
--------------------------------------------------------------------------------